Exhibit 10.41

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of March 10, 2005 (the “Effective Date”), is made by and between DURECT CORPORATION, a Delaware corporation having its principal place of business at 10240 Bubb Road, Cupertino, CA 95014 (“Durect”) and ENDO PHARMACEUTICALS INC., a Delaware corporation having its principal place of business at 100 Endo Boulevard, Chadds Ford, PA 19317 (“Endo”) (each a “Party” and collectively, the “Parties”).

WITNESSETH

WHEREAS, Durect is the owner of all right, title and interest in certain patents and know-how relating to its proprietary product for pain treatment consisting of a sufentanil patch as described in Section 1.92 below, and Durect desires to have such product further developed and commercialized;

WHEREAS, Endo has capabilities in the development, manufacture, promotion, marketing, sales and life cycle management of pharmaceutical products in the field of pain treatment; and

WHEREAS, Durect desires to grant certain exclusive rights to Endo in respect of such product and related matters upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements expressed herein, and intending to be legally bound, the Parties agree as follows:

1	DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning given to such terms in this Section 1.

1.1	“ANDA” means an abbreviated new drug application pursuant to the FDC Act.

1.2	“Adverse Event” shall have the meaning given in Section 3.9.

1.3	“Affiliate” means a person or entity that directly or indirectly through one or more intermediates, controls, is controlled by, or is under common control with the person or entity specified. For the purpose of this definition, “control” shall mean with respect to an entity, the direct or indirect ownership of (a) more than fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity or (b) more than fifty percent (50%) of equity or voting interest of the entity. An entity will be an Affiliate for purposes of this Agreement only so long as it satisfies the definition set forth herein.

1.4	“Annual Net Sales Period” shall have the meaning given in Section 5.3(a).

1.5	“Audited Party” shall have the meaning given in Section 6.4.

1.6	“Auditing Party” shall have the meaning given in Section 6.4.

1.7	“[***]” shall have the meaning given in Section 5.4(b).

1.8	“CMC” means chemistry manufacturing and controls.

1.9	“CMO” shall have the meaning given in Section 7.2(a).

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.10	“Change of Control” means the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person, entity or group, other than an Affiliate of Endo or Durect prior to the occurrence of such event, as the case may be, (a) becomes the beneficial owner, directly or indirectly, of securities of Endo or Durect representing more than 50% of the ordinary shares of Endo or Durect, as the case may be, or representing more than 50% of the combined voting power with respect to the election of directors, (b) obtains the ability to appoint a majority of the board of directors of Endo or Durect, as the case may be, or (c) obtains the ability to direct the operations or management of Endo or Durect, as the case may be.

1.11	[***]

1.12	[***]

1.13	[***]

1.14	[***]

1.15	“Clinical” when used with respect to studies or data refers to studies in humans.

1.16	“Clinical Trials” means human clinical trials.

1.17	“Collaboration Inventions” means all Know-How (whether or not patentable) conceived and/or reduced to practice by or for either Party or any of its Affiliates arising out of or in connection with performing the activities under this Agreement including the Development Plan.

1.18	“Commercialization Plan” shall have the meaning given in Section 4.5.

1.19	“Commercially Reasonable” means consistent with Commercially Reasonable Efforts.

1.20	“Commercially Reasonable Efforts” means the level of effort and resources required to develop, manufacture and commercialize the Product in a sustained manner consistent with the efforts that, in the case of Endo, a specialty pharmaceutical company of similar size and resources, or, in the case of Durect, a life-sciences development company of similar size and resources, as applicable, would typically devote to its own product of similar market potential, profit potential or strategic value, based on conditions then prevailing.

1.21	“Competing Product” shall have the meaning given in Section 2.7.

1.22	“Confidential Information” shall have the meaning given in Section 9.3.

1.23	“Control” or “Controlled” means possession by a Party or its Affiliate of the right to grant to the other Party a license, sublicense or other right to use, of the scope provided for in this Agreement, intangible or intellectual property rights (including patent rights, know-how, trade secrets, data and rights to access or cross-reference regulatory filings) without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party or such Affiliate would be first required hereunder to grant the other Party such license, sublicense or other right.

1.24	“Co-Promotion Notice” shall have the meaning given in Section 4.8.

1.25	“Damages” shall have the meaning given in Section 11.1.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.26	[***] shall have the meaning given in Section 8.6(g)(i).

1.27	“Development Data” means all Preclinical, Non-Clinical and Clinical data, including without limitation pharmacological, pharmacokinetic and toxicological data, generated with respect to the Product that is Controlled at any time during the term of this Agreement by either Party or any of their respective Affiliates.

1.28	“Development Plan” shall have the meaning given in Section 3.4(a).

1.29	“Dosage Form Development” shall have the meaning given in Section 3.1.

1.30	“Durect” shall have the meaning given in the first paragraph of this Agreement.

1.31	“Durect Know-How” means Know-How related to the Product that is (a) Controlled by Durect or any of its Affiliates during the term of this Agreement and (b) useful for Endo or its Sublicensees to develop, make, have made, use, sell, offer to sell, import, export, register, market and promote the Product in the Licensed Territory in accordance with Endo’s rights under this Agreement. Without limiting the generality of the foregoing, Durect Know-How includes Formulation C.

1.32	“Durect Licensee Post-Registration Study” shall have the meaning given in Section 4.3(c).

1.33	[***]

1.34	“Durect Patents” means the patents and patent applications identified on Schedule 1.34, all patents issuing from any such applications, and any other patents issuing from applications that claim the same priority entitlement as any of the patents and patent applications identified on Schedule 1.34, and to the extent Controlled by Durect or any of its Affiliates at any time during the term of this Agreement: (i) all other patents and patent applications that relate to the Product (including components thereof), its formulation or composition, or method of manufacture or use, (ii) all other patents and patent applications that relate to Durect Know-How, (iii) all patents and patent applications to Collaboration Inventions owned by Durect under Section 8.2 and (iv) any provisionals, continuations, divisionals, continuation-in-part applications, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, extensions, registrations and confirmations of any of the above.

1.35	“Durect Post-Registration Study” shall have the meaning given in Section 4.3(b).

1.36	[***]

1.37	“Durect Related Party” shall have the meaning given in Section 11.2.

1.38	“Durect Technology” means all Durect Patents, Durect Know-How and Collaboration Inventions that are Controlled by Durect or any of its Affiliates during the term of the Agreement, including Durect’s interest in Joint Inventions and Joint Patents.

1.39	“Durect Territory” means the world, except for the Licensed Territory.

1.40	[***]

1.41	“EMEA” means the European Medicines Evaluation Agency and/or the Committee for Proprietary Medical Products or any successor agency thereof or, to the extent the mutual recognition procedure is used for the Product in the EU, any governmental authority having the authority to regulate the sale of medicinal or pharmaceutical products in any country in the EU.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.42	“EU” means European Union.

1.43	“Effective Date” shall have the meaning given in the first paragraph of this Agreement.

1.44	“Endo” shall have the meaning given in the first paragraph of this Agreement.

1.45	“Endo Collaboration Invention” shall have the meaning given in Section 8.2(c).

1.46	“Endo Generic” shall have the meaning given in Section 5.5(a).

1.47	“Endo Generic Notice” shall have the meaning given in Section 5.5(b).

1.48	“Endo Know-How” means Know-How related to the Product that is (a) Controlled by Endo or any of its Affiliates during the term of this Agreement and (b) useful for Durect or its licensees to develop, make, have made, use, sell, offer to sell, import, export, register, market and promote the Product.

1.49	[***]

1.50	“Endo Patents” means, to the extent Controlled by Endo or any of its Affiliates at any time during the term of this Agreement: (i) all patents and patent applications that relate to Endo Know-How, (ii) all patents and patent applications to Collaboration Inventions owned by Endo under Section 8.2 and (iii) any provisionals, continuations, divisionals, continuation-in-part applications, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, extensions, registrations and confirmations of any of (i) and (ii) above.

1.51	“Endo Post-Registration Study” shall have the meaning given in Section 4.3(a).

1.52	[***]

1.53	“Endo Related Party” shall have the meaning given in Section 11.1.

1.54	“Endo Technology” means all Endo Patents, Endo Know-How and Collaboration Inventions that are Controlled by Endo or any of its Affiliates during the term of the Agreement, including Endo’s interests in Joint Inventions and Joint Patents.

1.55	[***]

1.56	“FDA” means the Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof performing similar functions.

1.57	“FDC Act” means the United States Food, Drug and Cosmetic Act, as amended from time to time.

1.58	“First Launch” means the first Launch in the Licensed Territory.

1.59	“Force Majeure” shall have the meaning given in Section 13.15.

1.60	“Formulation C” means that formulation of the Product set forth in that certain side letter from Durect to Endo dated as of the Effective Date (the “Formulation C Side Letter”).

1.61	“Future Payments” shall have the meaning given in Section 5.6(a).

1.62	“GAAP” shall mean in accordance with United States generally accepted accounting principles.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.63	“GMP” means Good Manufacturing Practices, as set forth in U.S. Code of Federal Regulations 21 CFR Part 210, 211 et seq., and Canadian equivalent thereof, as applicable, each as amended from time to time.

1.64	“Generic Product” means a generic sufentanil pharmaceutical product that is bioequivalent to and substitutable (i.e., “AA” or “AB” therapeutic equivalence code or other therapeutic equivalence code hereafter created with similar meaning) for the Product and is sold under an ANDA pursuant to the FDC Act or pursuant to the applicable law of the relevant jurisdiction following expiry of the Marketing Exclusivity Rights for the Product.

1.65	“Generic Product X” shall have the meaning given in Section 5.5(a).

1.66	“Hatch-Waxman Act” means the United States Drug Price Competition and Patent Term Restoration Act of 1984 (Pub Law 98-471) (or any successor thereto) and any equivalent legal requirements in other countries, as in effect from time to time during the term of this Agreement.

1.67	“IND” means an investigational new drug application (together with all subsequent submissions, supplements and amendments thereto, and any materials, documents or information referred to or relied upon thereby) filed with the FDA in conformance with applicable laws and regulations, and the equivalent thereof (or other right to commence Clinical studies), as applicable, in jurisdictions outside the United States.

1.68	“Indemnified Party” shall have the meaning given in Section 11.4.

1.69	“Indemnifying Party” shall have the meaning given in Section 11.4.

1.70	“JEC” means the Joint Executive Committee referred to in Section 3.2.

1.71	“Joint Invention” shall have the meaning given in Section 8.2(d).

1.72	“Joint Patents” shall have the meaning given in Section 8.3(b).

1.73	“Know-How” means all technical information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, technology, trade secrets, compositions, designs, formulae, know-how, show-how, specifications, drawings, techniques, results, processes, methods, procedures, designs, whether now known or hereafter developed and whether or not patentable.

1.74	“Know-How Royalties” shall mean royalties payable by Endo to Durect during any Know-How Royalty Term pursuant to Section 5.3(b).

1.75	“Know-How Royalty Term” shall have the meaning given in Section 5.3(b).

1.76	“Launch,” when used as a noun, means, on a country-by-country basis, the first commercial sale of the Product to a major retail chain or a major distributor (as those terms are commonly understood in the industry) after Regulatory Approval in such country, and when used as a verb, means to consummate such first commercial sale.

1.77	“Licensed Field” means all fields of use in humans.

1.78	“Licensed Territory” means the United States and Canada and each such country’s respective possessions and territories.

1.79	“MUSD” means million United States dollars.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.80	“Manufacturing Technology” means all Know-How Controlled by a Party or any of its Affiliates that pertains to the manufacture, finishing, or packaging of the Product, including any analytical methods and other quality control and assurance methods (including all processes, procedures, and techniques).

1.81	“Marketing Exclusivity Right” means a marketing or data exclusivity right conferred as a result of (a) designation as a drug for rare diseases or conditions under Sections 525 et seq. of the FDC Act, (b) an exclusive right to sell under an NDA pursuant to Section 505(j)(5) or 505(c)(3)(D)(ii) and (iii) of the FDC Act or any relevant subsequent legislation, rules or regulations, or (c) the exclusive right granted by the FDA upon completion of pediatric studies requested by the FDA under Section 505A(a) of the FDC Act or Canadian equivalent thereof, as applicable, and any successor legislations thereof.

1.82	“NDA” means a new drug application, health registration, marketing authorization application, common technical document, regulatory submission, notice of compliance or equivalent application (excluding local and general business licenses and permits) required to be approved before commercial sale or use of the Product as a pharmaceutical or medicinal product in any formulation or dosage form (excluding any pricing and reimbursement approvals), together with all subsequent submissions, supplements and amendments thereto.

1.83	“NDA Approval” means written final approval of an NDA by the FDA, EMEA or other applicable regulatory authority permitting the immediate marketing and sale of the Product in the applicable country.

1.84	“Net Sales” means the gross amount invoiced by Endo or its Affiliates or Sublicensees for sale of the Product in commercial arm’s length sales to Third Parties, commencing with the First Launch, less deductions for: (i) normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged products, returns or rejections of products; (ii) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; (iii) freight, shipping insurance and other transportation expenses (if separately identified in such invoice); (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Product and other products or services of Endo or its Affiliates, such that the Product does not bear a disproportionate portion of such deductions. Net Sales shall not include sales of the Product among the Parties, their respective Affiliates, Sublicensees or subcontractors. Except as specifically provided above, Net Sales shall be calculated applying, in accordance with GAAP, the standard accounting practices Endo customarily applies to other products sold by it.

1.85	“Non-Clinical” when used with respect to studies or data refers to safety, toxicology and other studies undertaken in non-human animals in support of Clinical Trials or otherwise required for Regulatory Approval.

1.86	“Party” and “Parties” shall have the meaning given in the first paragraph of this Agreement.

1.87	“Patent Litigation Losses” shall have the meaning given in Section 8.7(c).

1.88	“Patent Royalties” shall mean royalties payable by Endo to Durect during any Patent Royalty Term pursuant to Section 5.3(a).

1.89	“Patent Royalty Term” shall have the meaning given in Section 5.3(a).

1.90	“Patent Term Extensions” shall have the meaning given in Section 8.4.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.91	“Preclinical” when used with respect to studies or data refers to preliminary pharmacological studies undertaken in non-human animals to show proof of concept, but not necessarily for purposes of submission in support of Regulatory Approval.

1.92	“Product” means a transdermal patch for human use using the Durect Technology containing sufentanil (including all salts thereof) and having a duration of application of [***] days or less, including all dosage strengths thereof and line extensions thereof, and including all improvements thereto, [***]. The term “Product” includes [***] except as expressly provided herein.

1.93	“Product Material” shall have the meaning given in Section 12.5(a)(iii).

1.94	“Product Trademarks” means one or more trademarks and/or logos that are used for the marketing and sale of the Product in the Licensed Territory. “Product Trademarks” does not include the logo or tradename of either Party, its Affiliates, or Sublicensees, or the trademark or tradename of another product sold by either Party.

1.95	“Product X” shall have the meaning given in Section 5.5(a).

1.96	“Profits” with respect to a product means that amount that is equal to the net sales of such product, calculated in the same fashion as Net Sales, minus Endo’s cost of goods, contractual payments and rebates, accrued, paid or deducted pursuant to governmental regulations or agreements with Third Parties, and sales general and administrative expenses of Endo proportionally allocated to such product.

1.97	“Regulatory Approvals” means any NDA Approvals and other approvals, licenses, registrations, or authorizations granted or issued by any national, regional, state or local governmental entities and agencies, including the FDA or European Commission based upon recommendation of the EMEA, necessary for the development, registration, manufacture, packaging, labeling, use, storage, transport, export, import, clinical testing, promotion or sale of the Product in a country, including pricing and reimbursement approvals to the extent the applicable regulatory authorities in such country require a pricing or reimbursement approval prior to commercialization of the Product in such country.

1.98	“Royalties” shall have the meaning given in Section 5.3.

1.99	“SPC” shall have the meaning given in Section 8.4.

1.100	“Serious Adverse Drug Experience” shall have the meaning given in Section 12.2(b).

1.101	“Sublicensee” shall have the meaning given in Section 2.4.

1.102	“Technology Transfer Plan” shall have the meaning given in Section 7.2(a).

1.103	“Territory” means all of the Durect Territory and the Licensed Territory.

1.104	“Third Party” means any entity other than Durect or Endo or their respective Affiliates.

1.105	“Third Party License Fees” shall have the meaning given in Section 8.7(e).

1.106	“Valid Claim” means a claim in any pending or issued unexpired Durect Patent, including any Patent Term Extensions, to the extent such claim has been examined and allowed, or indicated to be allowable, by either the United States Patent Office or the European Patent Office, and such claim has not subsequently been rejected, disclaimed, revoked or held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction not subject to appeal or in respect to which a timely appeal has not been filed.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

1.107	Interpretation

(a)	Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b)	“Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c)	All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d)	Wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(e)	The recitals set forth at the start of this Agreement, along with the Exhibits and Schedules to this Agreement, and the terms and conditions incorporated in such recital, Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals, Exhibits and Schedules and the terms and conditions incorporated in such recitals, Exhibits and Schedules, provided, that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Exhibits and Schedules, the terms of this Agreement shall control;

(f)	In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern;

(g)	The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter;

(h)	Unless otherwise provided, all references to Sections, Schedules and Exhibits in this Agreement are to Sections, Schedules and Exhibits of and to this Agreement;

(i)	All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years unless otherwise expressly provided;

(j)	Any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and

(k)	Wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another.

2	LICENSE GRANT TO ENDO

2.1	License Grant: Durect hereby grants to Endo, and Endo hereby accepts, the exclusive (even as to Durect and its Affiliates) royalty bearing license under the Durect Technology to develop, make or have made, use, sell, offer for sale, import, export, register, market and promote the Product in the Licensed Field in the Licensed Territory. Such grant specifically includes the right to use and further develop Formulation C in furtherance of the development and commercialization of the Product as contemplated herein.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

Durect hereby also grants to Endo access to and a right of cross-reference, solely to exercise its rights pursuant to the foregoing license, to the following, in each case to the extent Controlled by Durect and its Affiliates: (i) all Development Data in existence as of the Effective Date; (ii) all data related to the formulation or composition of the Product in existence as of or after the Effective Date; and (iii) to the extent useful for Endo or its Sublicensees to develop, make, have made, use, sell, offer to sell, import, export, register, market and promote the Product in the Licensed Field in the Licensed Territory in accordance with Endo’s rights under this Agreement, all Preclinical, Non-Clinical and Clinical data, including without limitation pharmacological, pharmacokinetic and toxicological data, [***]. Notwithstanding the foregoing, each of Endo and its Sublicensees and Durect and Durect’s licensees may make and have made the Product anywhere in the world for development, use, sale or offering to sell in their respective Territories. Furthermore, Endo may carry out Clinical Trials with the Product in the Durect Territory only with Durect’s written consent, which may be withheld in Durect’s sole discretion. Durect and Durect’s licensees may carry out Clinical Trials with the Product in the Licensed Territory only with Endo’s written consent, which may be withheld in Endo’s sole discretion.

2.2	[***]

(a)	[***]

(b)	[***]

2.3	Subcontracting: Endo shall have the right to subcontract its responsibilities under this Agreement (and grant any necessary sublicenses in connection therewith) without obtaining the written consent of Durect, provided that Endo shall at all times remain primarily responsible and liable for all such activities.

2.4	Sublicenses: Endo may not grant sublicenses under the licenses granted under Section 2.1 without the prior written consent of Durect, such consent not to be unreasonably withheld or delayed. However, without the prior written consent of Durect:

(a)	Endo may grant sublicenses to make and have made the Product;

(b)	Endo may grant sublicenses or assign its rights to any of its Affiliates for so long as such entity remains an Affiliate of Endo; and

(c)	Endo may grant sublicenses to its subcontractors retained under Section 2.3 to the extent necessary for such subcontractors to perform their obligations;

With respect to each sublicense granted hereunder: (i) such sublicense shall be subject to all the terms and conditions of the Agreement as applicable; (ii) Endo shall be liable to Durect as if Endo is exercising such sublicensed rights itself under this Agreement, (iii) the Sublicensee will not be permitted to grant further sublicenses, unless the Sublicensee is an Affiliate of Endo, in which case the Sublicensee may sublicense any portion of its rights to another Affiliate of Endo for so long as such entity remains an Affiliate of Endo and (iv) Endo shall provide upon written request by Durect reasonable assurance that its Sublicensees comply with confidentiality, indemnity, reporting, audit rights, access to data (Endo’s obligation with respect to access to data including [***], and information and inventions assignment obligations substantially the same as to those set forth in this Agreement. Endo shall promptly provide notice to Durect of any sublicense granted pursuant to this Section 2.4. Any person or entity that receives a sublicense as permitted hereunder is a “Sublicensee.”

2.5

Durect Territory: To the extent permitted under applicable law, Endo will not: (a) solicit orders for the Product in the Durect Territory; (b) establish any sales branch for the Product in the Durect Territory, (c) directly or knowingly supply the Product to any Third Party located in any country in the Durect Territory

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

(except in connection with development activities, Preclinical and Non-Clinical trials or Clinical Trials carried out in the Durect Territory to the extent permitted under Section 2.1) or (d) directly or knowingly supply the Product to any Third Party that, to Endo’s knowledge, supplies the Product to any customer located in a country in the Durect Territory (except a subcontractor of Endo that supplies the Product in the Durect Territory on behalf of Durect or one of its licensees). The foregoing restrictions will apply for the duration of the term of this Agreement.

2.6	Licensed Territory: To the extent permitted under applicable law, Durect will not: (a) solicit orders for the Product in the Licensed Territory; (b) establish any sales branch for the Product in the Licensed Territory, (c) directly or knowingly supply the Product to any Third Party located in any country in the Licensed Territory (except in connection with development activities, Preclinical and Non-Clinical trials or Clinical Trials carried out in the Licensed Territory to the extent permitted under Section 2.1) or (d) directly or knowingly supply the Product to any Third Party that, to Durect’s knowledge, supplies the Product to any customer located in a country in the Licensed Territory (except a subcontractor of Durect that supplies the Product in the Licensed Territory on behalf of Endo or one of its Sublicensees). The foregoing restrictions will apply for the duration of the term of this Agreement.

2.7	Exclusivity: During the term of this Agreement, Durect and its Affiliates shall not commercialize, and shall not grant any right or license to any Third Party to develop or commercialize, the Product in the Licensed Field in the Licensed Territory. For the term of this Agreement, and except as provided in Section 5.4(b) or 5.5, neither Party nor its Affiliates shall directly or indirectly develop, promote, market, sell or have sold a transdermal patch containing sufentanil (including all salts thereof) and having a duration of application of [***] days or less other than the Product (any such product, a “Competing Product”) nor sponsor, license or contract with a Third Party to do any of the foregoing acts. The second sentence of this Section 2.7 shall be of no further force and effect upon a Change of Control of either Party hereto.

3	DEVELOPMENT OF PRODUCT

3.1	Responsibility and Diligence: Endo shall exercise Commercially Reasonable Efforts to develop the Product at its own cost in accordance with the Development Plan, except that, subject to the terms of this Agreement, Durect shall perform: (i) all Dosage Form Development with respect to the Product and (ii) any other development activity allocated to Durect by Endo and agreed to by Durect, in either case in accordance with the Development Plan. “Dosage Form Development” means any work relating to the formulation or composition of the Product. Endo shall pay Durect its documented, fully allocated development costs in connection with the performance of work under the Development Plan on a monthly basis, Net 30 days from the receipt of a correct invoice therefor from Durect; provided that Endo shall have no obligation to reimburse Durect’s costs in excess of the amount specified in the then-current Development Plan, and Durect shall have no obligation to perform activities which would result in Durect incurring costs in excess of the amount specified in then-current Development Plan until Endo has given prior approval in writing to increase the allowable amount for such activities under the Development Plan.

3.2	Joint Executive Committee: Upon the Effective Date, the Parties shall appoint a Joint Executive Committee (the “JEC”), which shall be the primary forum for exchange of information between the Parties in the development and commercialization of the Product. The JEC shall have the following responsibilities:

(i)	review the Development Plan and monitor the progress and results of the Development Plan, including without limitation reviewing the Dosage Form Development and commercialization of the Product and reviewing and discussing preliminary Preclinical, Non-Clinical and Clinical study results, data and reports consistently with Endo’s internal process for treatment of draft study reports;

(ii)	recommend further development activities for the Product in the Licensed Territory;

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

(iii)	review the procedure for filing of Joint Patents;

(iv)	discuss coordination of clinical development of the Product in the Territory as provided in Section 3.6;

(v)	review and coordinate the technology transfer processes in accordance with Section 7.2; and

(vi)	subject to Section 9, review each Party’s publication strategy (including abstract presentations at conferences, symposiums, etc.).

3.3	Meetings of the JEC:

(a)	The JEC, which shall be chaired by Endo, shall consist of an equal number of representatives appointed by each of Durect and Endo. At least one (1) representative from each Party shall be a senior executive from such Party. Each Party shall have the right, at any time, to designate by written notice to the other Party, a sufficiently qualified replacement for any of such Party’s members on the JEC, including the chairperson. In addition, the JEC members may from time to time invite the participation of additional ad-hoc representatives from either Party or consultants thereto on specific issues as the need arises.

(b)	The JEC may establish project teams or subcommittees as the Parties agree is necessary from time to time, to address any matters related to activities undertaken pursuant to this Agreement, and to facilitate the exchange of information and Know-How related to such matters pursuant to exchange procedures instituted by the JEC. Such project teams or subcommittees shall report to the JEC.

(c)	The JEC shall meet not less than once quarterly following the Effective Date, and Endo will provide an update of the development status of the Product in the Licensed Territory during each meeting. To the extent possible, each JEC meeting shall take place shortly after the completion of a meeting of Endo’s internal project team tasked with overseeing the development of the Product. In lieu of in-person meetings, meetings of the JEC may take place by telephonic or video conference. Minutes of the meetings shall be kept by the chairperson of the JEC (or his or her designee) and circulated to members as soon as reasonably practicable without delay for comments.

(d)	Each Party shall bear its own costs, including travel and lodging for its personnel serving on the JEC or attending meetings of the JEC.

(e)	If either party submits any matter to the JEC for recommendation, the JEC shall determine its recommendation by consensus. If the members are unable to reach consensus on a matter within thirty (30) days from the date of the JEC meeting, then the disagreement shall be resolved as provided in Section 13.13(a); provided that if the Parties’ executives are unable to reach agreement then the opinion of Endo’s President shall prevail. For purposes of this Section 3.3(e), “consensus” shall mean unanimous agreement.

(f)	Endo shall provide the JEC, at least annually after the Effective Date, information relating to the progress and results of Endo’s Development Plan and Commercialization Plan.

3.4	Development Plan:

(a)

No later than [***] days after the Effective Date, Endo shall prepare a plan for developing the Product through Regulatory Approval including CMC development, Clinical and Non-Clinical development, process development and scale-up (as may from time to time be revised by Endo,

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

the “Development Plan”), which plan shall detail activities and a development timeline, including, with Durect’s input, Dosage Form Development, and which shall be consistent with Commercially Reasonable Efforts to develop the Product in the Licensed Territory. Endo shall include in the Development Plan a clinical development plan suitable to produce a registration package for the United States and, subject to Section 3.7, the balance of the Licensed Territory. Thereafter, Endo shall update and provide a copy of the Development Plan to Durect for review and comment at least once in each year in accordance with Endo’s normal planning cycle. In the event that Durect reasonably believes that the development timeline in any version of the Development Plan does not comport with Commercially Reasonable Efforts to develop the Product, [***].

(b)	In the event that Durect materially defaults on performance of any task related to Dosage Form Development or does not complete each such task within [***] days of the time frame reasonably allocated therefor in the Development Plan, and where such failure is not the result of one or more issues relating to Endo’s failure to comply with its obligations under the Agreement or safety, legal impediment or other events beyond Durect’s control, then Endo shall have the right to perform Dosage Form Development itself or subcontract such tasks to a Third Party.

3.5	Trials: Pursuant to the Development Plan, Endo shall conduct such Preclinical and Non-Clinical trials and Clinical Trials, at its own cost and expense, as it deems to be consistent with Commercially Reasonable Efforts and necessary to seek and maintain Regulatory Approval of the Product in the Licensed Territory. Endo will provide to Durect draft forms of protocols for all studies required for seeking a label indication. Endo shall consider in good faith all comments provided by Durect in writing within the [***] day period following Durect’s receipt of such protocols; provided that Endo shall have the sole discretion and authority to make all decisions with respect to final protocols and all other matters relating to development of the Product. Endo shall promptly provide Durect with a copy of all final reports and final protocols from Preclinical and Non-Clinical trials and Clinical Trials. [***]

3.6	Coordination of Clinical Development: The Parties undertake to use their Commercially Reasonable Efforts to coordinate through the JEC the clinical development efforts in the Territory to fully maximize the global position of the Product.

3.7

Regulatory Approvals in the Licensed Territory: Endo shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for the Product in the United States. To this end, Endo shall use Commercially Reasonable Efforts to compile, submit and prosecute in a timely manner all necessary data, documents and NDAs (including labeling), in a format acceptable to the applicable regulatory authorities in the United States. If and when Regulatory Approvals are secured in the United States, Endo shall thereafter make a determination, acting in a Commercially Reasonable manner, as to whether to pursue Regulatory Approvals in Canada. If Endo decides to pursue Regulatory Approvals in Canada, Endo shall use Commercially Reasonable Efforts in furtherance thereof. If and when any Regulatory Approval is secured anywhere in the Licensed Territory, Endo shall thereafter use Commercially Reasonable Efforts to maintain and renew such Regulatory Approval and pay all user fees and other costs required to obtain and maintain such Regulatory Approval. Promptly following the Effective Date, Durect shall transfer to Endo all INDs held by Durect for the Product in the Licensed Territory, if any, including any draft IND documents, and copies of all correspondence and notes of any oral communication with regulatory agencies regarding the Product in the Licensed Territory. Endo shall then be responsible for reporting and other obligations to any regulatory authorities as the holder of such IND, except for any such obligation arising prior to the transfer date. Durect shall have the right to review and comment upon regulatory filings proposed to be made with respect to the Product in the Licensed Territory, provided that for any such comments to be considered, the comments shall be provided in writing within [***] business days after the receipt of any draft filings for review. Endo shall reasonably promptly provide to Durect copies of all filings and correspondence from or to such regulatory authorities concerning the Product in the Licensed Territory. [***] At the request of Endo, Durect shall participate, at Endo’s cost, in any major conference or meeting with regulatory authorities with respect to the Product in the Licensed Territory, and in any event, Durect shall have the right to attend and observe at such conference or meeting at

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

Durect’s cost. Endo shall notify Durect in writing of its receipt of Regulatory Approval to market the Product within [***] days after receipt of any such approval.

3.8	Development Data:

(a)	Ownership. Each item of Development Data shall be owned by the Party that generated or developed such Development Data, or on whose behalf such Development Data was generated or developed by a Third Party.

(b)	[***]

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(c)	[***]

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(d)	[***]

3.9	Reporting Adverse Events: Within [***] days of the Effective Date, Endo and Durect will develop and agree upon safety data exchange procedures which will be set forth in a separate and detailed safety agreement. Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the Product (as defined in the then current edition of ICH Guidelines and any other relevant regulations or regulatory guidelines) or any other safety problem of significance (each such adverse event or problem, an “Adverse Event”), and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, Sublicensees or licensees to comply with its legal obligations, including to the extent applicable, those obligations contained in ICH guidelines. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. The safety agreement shall also require Durect or its designee to maintain a global safety database with respect to the Product. In any event, each Party shall inform the other Party of any Adverse Event of which it becomes aware in a timely manner commensurate with the seriousness of the Adverse Event. Endo will be responsible for reporting all Adverse Events to the appropriate regulatory authorities in the countries in the Licensed Territory in accordance with the appropriate laws and regulations of the relevant countries and authorities, and Durect, or its licensees, will be responsible for reporting all Adverse Events to the appropriate regulatory authorities in the countries in the Durect Territory. Endo will ensure that its Affiliates and Sublicensees comply with all such reporting obligations, and Durect will ensure that its Affiliates and licensees comply with all such reporting obligations. Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of Adverse Events.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

4	COMMERCIALIZATION

4.1	Responsibility: Endo shall have responsibility at its own cost to use Commercially Reasonable Efforts to promote, market and sell the Product in the Licensed Territory during the term of this Agreement. In connection with its responsibilities for distribution, marketing and sales of the Product in the Territory, Endo shall provide for its sales force personnel (including sales administration and training), order entry, customer service, reimbursement management, medical affairs, medical information, marketing (including all advertising and promotional expenditures), warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services to the extent Commercially Reasonable for such distribution, marketing and sales.

4.2	Marketing Efforts: Subject to Section 3.7, Endo shall use Commercially Reasonable Efforts to Launch the Product in each country in the Licensed Territory promptly after Regulatory Approval is obtained in such country. Thereafter, Endo shall have sole responsibility for and shall use Commercially Reasonable Efforts to commence marketing of, promote, market, sell and commercialize the Product in such country within the scope of the rights granted it hereunder. In performing all such promotion activities and disseminating the Product information, Endo and its Affiliates and Sublicensees shall comply with all applicable laws and regulations. Notwithstanding anything in this Agreement to the contrary, in no event shall Endo be obligated to Launch the Product in Canada if Endo determines in its sole discretion that Launch of the Product in Canada would be detrimental to commercialization of the Product in the Licensed Territory as a whole.

4.3	Post-Registration Studies:

(a)	Endo shall prolong the life cycle of the Product to the extent Endo determines it is Commercially Reasonable to do so. If Endo performs any Phase IV Clinical Trial or other Clinical Trial of the Product following receipt of Regulatory Approval for the Product (each, an “Endo Post-Registration Study”), Endo shall provide Durect with draft forms of summary protocols for major studies before commencement of any such study. Endo shall consider in good faith all comments provided by Durect in writing within the [***] day period following Durect’s receipt of such protocols; provided, that Endo shall have the sole discretion and authority to make all decisions with respect to the final protocols and all other matters relating to Endo Post-Registration Studies. Endo shall also promptly provide to Durect a copy of final protocols and reports from such Endo Post-Registration Studies. [***]. Endo shall bear the cost of all Endo Post-Registration Studies. For the avoidance of doubt, Endo Post-Registration Studies shall include any Clinical Trials required as a condition to, or for the maintenance of, Regulatory Approval of the Product in the Licensed Territory.

(b)	If Durect performs on its own behalf any Phase IV Clinical Trial or other Clinical Trial of the Product in the Durect Territory following receipt of Regulatory Approval for the Product in the Durect Territory (each, a “Durect Post-Registration Study”), Durect shall provide Endo with draft forms of summary protocols for major studies before commencement of any such study in the Durect Territory. Durect shall consider in good faith all comments provided by Endo in writing within the [***] day period following Endo’s receipt of such protocols; provided, that Durect shall have the sole discretion and authority to make all decisions with respect to the final protocols and all other matters relating to Durect Post-Registration Studies. Durect shall promptly provide to Endo a copy of final protocols and reports from such Clinical Trials. [***] Durect shall bear the cost of all Durect Post-Registration Studies. For the avoidance of doubt, Durect Post-Registration Studies shall include any Clinical Trials required as a condition to, or for the maintenance of, Regulatory Approval of the Product in the Durect Territory.

(c)	[***]

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

4.4	Advertising and Promotional Material Review: Endo shall give Durect the opportunity to review and comment upon the initial core promotional and training materials prepared by Endo for the First Launch; provided that Endo shall have ultimate authority and sole discretion to determine content of such materials and further provided that Durect shall give Endo the same opportunity with respect to materials prepared by Durect or its Affiliates for Launch of the Product in any country in the Durect Territory. At the request of Durect and if Endo determines that it is reasonable to do so, Endo may invite Durect to attend portions of Endo sales meetings and trade shows that relate to the Product.

4.5	Commercialization Plan: Within [***] after Endo files an NDA with the FDA for the Product, Endo shall prepare a plan for promoting, marketing and selling the Product in the Licensed Territory under Section 4.1 hereof (as may from time to time be revised by Endo, the “Commercialization Plan”), which shall cover a period of at least one year from the date of the Commercialization Plan. The Commercialization Plan shall include, at such time as appropriate, (i) preliminary plans related to the prelaunch, Launch, promotion, reimbursement and sales of the Product and which shall, at such time as appropriate, include pricing strategy, public relations and promotional communications, forecasts for the number of sales representatives, sales detailing plans, sales incentive compensation programs related to the Product; and (ii) an estimated budget for the performance of the activities under the Commercialization Plan (a “Commercialization Budget”). Endo shall provide a copy of the Commercialization Plan to Durect for review and comment at least once in each year by a date no later than [***] of each year so as to cover the next calendar year.

4.6	Diligence Failure: If, at any time: (i) the actual development timeline for the Product is more than [***] days delayed from the development timeline set forth in the current Development Plan, where such failure is not the result of one or more issues relating to Durect’s failure to comply with its obligations under the Development Plan, safety, legal impediment or other events beyond Endo’s control, or (ii) if Endo has not used Commercially Reasonable Efforts to promote, market and sell the Product in accordance with the Commercialization Plan, then [***].

4.7	Global Marketing Team. To the extent reasonably feasible, and taking into account, without limitation, limitations on sharing pricing between companies, Endo and Durect may agree to create a global marketing strategy team that includes members from Third Parties licensed to market the Product outside the Licensed Territory. No Party shall have any liability for failure to enter into any such agreement.

4.8	Durect Right to Co-Promote: Durect, at its option, shall have the right to become Endo’s co-promotion partner with respect to the Product by providing promotion efforts in addition to those performed by Endo under the Commercialization Plan as set forth in this Section 4.8. Within [***] days after Endo’s first filing of an NDA in the United States for the Product, Durect may give Endo written notice (a “Co-Promotion Notice”) containing reasonably detailed terms and conditions upon which Durect offers to co-promote the Product in the Licensed Territory. Thereafter, for a period of up to [***] days commencing on the date of the Co-Promotion Notice, Endo and Durect shall negotiate in good faith to reach agreement for the co-promotion of the Product in the Licensed Territory. Unless mutually agreed to by the Parties, no such co-promotion arrangement shall effect any change to the financial terms of this Agreement. If the Parties do not reach agreement on a co-promotion agreement within such [***] period, and provided that Durect still desires to become Endo’s co-promotion partner, then Durect shall have the right to become Endo’s co-promotion partner with respect to the Product under the following terms. At all times, Endo shall have the sole discretion and authority to make all decisions with respect to the promotion of the Product, except that Durect may provide calls not exceeding the greater of (i) [***] and (ii) [***]. Such detailing activity shall be consistent with the Commercialization Plan, and Durect shall coordinate with Endo the activity of Durect’s sales force in a manner that integrates the total selling effort for the Product. Under no circumstances shall Durect create or execute its own sales, marketing or any other commercial effort for the Product, and Durect’s sales representatives may use only promotional and training materials and programs designed and provided by Endo. [***]. Such co-promotion effort shall continue in effect in a country for no longer than the Patent Royalty Term.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

4.9	Durect Supplemental Call Plan: Following the first full calendar year after the First Launch of the Product in the Licensed Territory, in the event that (i) Endo’s sales details for the Product are below the target for such details as set forth in the applicable Commercialization Plan by more than (a) [***] with respect to any single calendar year or (b) [***] with respect to any [***] consecutive calendar years, and (ii) the foregoing deficiency is not due to regulatory action or shortage of supply or other events beyond the control of Endo, then Durect shall have the right to present to the JEC a supplemental call plan for Durect to provide for the shortfall in sales details. If such supplemental call plan is approved by the JEC, which approval shall not be unreasonably withheld or delayed, Durect shall be entitled to conduct sales details in the amount of such shortfall, and Durect and Endo shall share [***] of the actual costs thereof for a minimum of [***] years or until such time as Endo reasonably demonstrates its ability and readiness to conduct sales calls in order to meet the forecasted sales detail target. If the JEC does not so approve such supplemental call plan, then Durect at its option shall be entitled to conduct sales details in the amount of such shortfall for a minimum of [***] years, and the costs thereof shall be borne by Durect alone; provided that under any condition Durect shall cooperate, and coordinate such efforts, with Endo. Notwithstanding the foregoing, in the event that Endo’s sales force has not reasonably demonstrated its ability and readiness to conduct sales calls in order to meet the applicable sales details target set forth in the Commercialization Plan submitted by Endo to Durect for the year following Durect’s commencement of sales details hereunder, then Durect shall, following the [***] anniversary of Durect’s commencement of sales details hereunder, be entitled to continue its supplemental sales detail activities under this Section 4.9 in the amount of such shortfall, and Endo shall reimburse Durect its expenses therefor after such [***] anniversary at [***] of such costs until such time as the Endo sales force reasonably demonstrates its ability and readiness to conduct sales calls in order to meet the forecasted sales detail target in the then-current Commercialization Plan; provided that if the Parties at any time do not agree to such ability and readiness of Endo to meet the applicable forecasted sales detail target, then either Party may resolve such disagreement pursuant to the Accelerated Arbitration Provisions of Section 13.13(d). At Durect’s reasonable request, Endo shall provide to Durect documents and other information necessary for Durect to determine whether Endo has conducted the number of sales details provided for in this Section 4.9. In addition, so long as Durect is conducting such supplemental sales details in accordance with this Section 4.9, Durect will be included in, and be allowed to participate in, all promotional activities being conducted by Endo pursuant to the then current Commercialization Plan, including participation in symposia, key opinion leader events, and the like, and Endo shall provide Durect’s supplemental detailing force with all promotional materials to the same extent available to Endo’s sales force; provided that any additional costs incurred by Endo in connection therewith shall be [***].

4.10	Sales Incentive Compensation Programs. During the first [***] years following the First Launch, Endo shall provide to its sales representatives who are promoting the Product sales incentive compensation programs for the Product that are no less favorable to those that Endo provides to such sales representatives with respect to their sale of any pharmaceutical products for the treatment of [***] other than the Product in the Licensed Territory.

5	PAYMENT OBLIGATIONS

5.1	Signing Fee: Within thirty (30) business days of the Effective Date and following receipt of an invoice from Durect, Endo shall pay Durect a non-refundable and non-creditable payment of Ten Million Dollars ($10,000,000) payable by wire transfer of immediately available funds to an account designated in writing by Durect.

5.2	Milestone Payments:

(a)	Endo shall pay Durect a [***] Dollar ($[***]) non-refundable, non-creditable amount within [***] days after [***]. Such amount is payable only one time.

(b)	Endo shall pay Durect an [***] Dollar ($[***]) non-refundable, non-creditable amount within [***] days after [***]. Such amount is payable only one time.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

(c)	Endo shall pay Durect a [***] Dollar ($[***]) non-refundable, non-creditable amount within [***] days after [***]. Such amount is payable only one time.

(d)	Endo shall pay Durect a [***] Dollar ($[***]) non-refundable, non-creditable amount within [***] days after [***]. Such amount is payable only one time.

(e)	Endo shall pay Durect a [***] Dollar ($[***]) non-refundable, non-creditable amount within [***] days after [***]. Such amount is payable only one time.

5.3	Royalties: As long as Endo sells Product commercially under this Agreement, and subject to the other provisions of this Section 5, Endo shall pay Royalties to Durect in respect of the license granted to Endo by Durect hereunder. If the Patent Royalty Term is in effect, Endo shall owe Durect Patent Royalties with respect to annual Net Sales in the Licensed Territory. If the Know-How Royalty Term is in effect, Endo shall owe Durect Know-How Royalties with respect to annual Net Sales in the Licensed Territory. The aggregate of all Patent Royalties and Know-How Royalties that are due to Durect in any Annual Net Sales Period (as defined below) shall be referred to herein as “Royalties.”

(a)	Patent Royalties. Patent Royalties shall begin to accrue on Net Sales within the Licensed Territory on the date of the First Launch and shall be payable until the later of (x) subject to Section 5.3(c), the expiration of all Durect Patents containing one or more Valid Claims that would be infringed by the manufacture, sale, offer for sale, use or importation of the Product; or (y) ten (10) years from the First Launch (such period the “Patent Royalty Term”). Subject to the other provisions of this Section 5, if the Patent Royalty Term is in effect, Endo shall pay Durect Patent Royalties equal to the following percentages of the aggregate annual Net Sales in both countries in the Licensed Territory:

Annual Net Sales in the Licensed Territory (MUSD)	Patent Royalty Rate
$[***]	[***]%
>$[***]	[***]%
>$[***]	[***]%
>$[***]	[***]%
>$[***]	[***]%
>$[***]	[***]%
>$[***]	[***]%
>$[***]	[***]%
>$[***]	[***]%

The Royalty rates set forth above shall apply only to that portion of Net Sales within the applicable tier of Net Sales.

For purposes of illustration, Patent Royalties owed on $[***] in annual Net Sales would be calculated as the sum of (a) [***]% of $[***] and (b) [***]% of $[***].

The periods by which annual net sales are measured for purposes of this Section 5.3 shall be a calendar year (each, an “Annual Net Sales Period”) except that the first Annual Net Sales Period shall begin on the first day of the calendar quarter preceding the First Launch and continue to the end of the calendar quarter ending on December 31st of that calendar year. Patent Royalty payments for the first Annual Net Sales Period shall be calculated in the manner provided above, except that Net Sales will be pro-rated to reflect an annualized sales figure.

(b)

Know-How Royalties. Subject to Section 5.3(c), Know-How Royalties shall begin to accrue on Net Sales in the Licensed Territory immediately after the expiration of the Patent Royalty Term and shall be payable as long as Endo shall continue to sell the Product in the Licensed Territory (such period the “Know-How Royalty Term”). Subject to the other provisions of this Section 5, if the Know-How Royalty Term is in effect, Endo shall pay Durect Know-How Royalties with

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

respect to the aggregate annual Net Sales in both countries at a rate of [***]% of the rates set forth in the table in Section 5.3(a).

The first Annual Net Sales Period in which Know-How Royalties are payable shall begin on the first day of the Know-How Royalty Term and continue to the end of the calendar quarter ending on December 31st of that calendar year. Know-How Royalty payments for such Annual Net Sales Period shall be calculated in the manner provided above, except that Net Sales will be pro-rated to reflect an annualized sales figure.

(c)	Reimbursement of Patent Royalties. In the event that after the commencement of the payment of Know-How Royalties by Endo pursuant to Section 5.3(b), a Valid Claim then comes into existence, then notwithstanding anything to the contrary herein, the Patent Royalty Term shall again come into effect at such time, and Endo shall: (i) thereafter, pay Durect applicable Patent Royalties with respect to the sale of Product until the expiration of the Patent Royalty Term and (ii) with respect to Product sales for which Endo has previously paid Know-How Royalties, reimburse Durect such amount equal to the applicable Patent Royalties for such sales minus the Know-How Royalties previously paid to Durect.

(d)	Currency Conversion. Royalties with respect to any Net Sales in Canada shall be calculated by converting the Canadian dollar amount of Net Sales into a U.S. dollar amount and applying the applicable Royalties percentage under this Section 5.3 to such amount. The currency conversion shall be made using the rate of exchange that is the commercial rate of exchange for the conversion of local currency to U.S. Dollars as published by The Wall Street Journal on the last business day immediately prior to the date of payment (or if such journal shall cease to publish currency exchange rates, then another leading U.S. financial publication or bank as mutually agreed to in writing by the Parties).

5.4	Generic Competition: If, during a given calendar quarter, there is a Generic Product sold by a Third Party in the Licensed Territory, then:

(a)	The Royalties due for such quarter pursuant to Section 5.3 shall be reduced by [***] of the amount of Royalties otherwise due pursuant to Section 5.3 if the total dispensed prescriptions as measured by dispensed prescriptions of Generic Product [***] exceed [***] of the combined total aggregate dispensed prescriptions of the Generic Product, [***] and the Product; and

(b)	[***] and

(c)	Endo may revise the Commercialization Plan then in effect at any time to reflect the Generic Product [***]. For the purpose of this Section 5.4, total aggregate dispensed prescriptions of the respective products shall be measured by IMS data or any other mutually agreed source of information.

5.5	Third Party Competing Products.

(a)	If during the term of this Agreement, a Third Party launches a branded Competing Product in the Licensed Territory that is not a Generic Product (a “Product X”), and another Third Party launches a Competing Product that is a generic sufentanil pharmaceutical product that is bioequivalent to and substitutable (i.e., “AA” or “AB” therapeutic equivalence code or other therapeutic equivalence code hereafter created with similar meaning) for Product X (a “Generic Product X”), then Endo may launch, or authorize another to launch, in the Licensed Territory its own Competing Product which is a generic of Product X (an “Endo Generic”) at any time upon or following the first commercial sale of Generic Product X.

(b)	In the event that Endo determines to sell an Endo Generic, Endo shall, before Endo begins development of such Endo Generic, give Durect notice (an “Endo Generic Notice”) that Endo has

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

so determined. Durect shall have the option to pay up to [***] of Endo’s documented, fully allocated development costs with respect to such Endo Generic and receive from Endo the same percentage of any Profits [***] derived by Endo from the sale of such Endo Generic. Durect may exercise such option by giving Endo notice within [***] days of the date of the Endo Generic Notice that Durect shall participate in the development of and Profits from the Endo Generic and specifying the percentage rate of Durect’s participation. Durect’s portion of the development costs of an Endo Generic shall be payable on a quarterly basis, Net [***] days from the receipt of a correct invoice therefor from Endo. Endo shall have no obligation to remit to Durect any portion of its Profits from an Endo Generic until Durect has paid Endo the entire invoiced amount. As a matter of clarification, Endo shall have no obligation under Section 5.3 to pay to Durect any Royalties with respect to any Endo Generic.

5.6	Royalty Reduction/Set-Off:

(a)	To the extent and subject to the limits provided in Sections 8.7(c) and (e) and 11.1, Endo may set off against Royalties and/or any other payment owing and unpaid to Durect under this Section 5 (“Future Payments”) Durect’s liability for all Patent Litigation Losses in accordance with Section 8.7(c), Third Party License Fees in accordance with Section 8.7(e), and Indemnification Obligations in accordance with Section 11.1. Any portion of Durect’s liability for Patent Litigation Losses, Third Party License Fees or Indemnification Obligations that is not set off in any Annual Net Sales Period in accordance with Sections 8.7(c) and (e) or 11.1 may be carried forward and set-off in accordance with this Section 5.6(a) in future Annual Net Sales Periods.

(b)	In the event that Endo is awarded any damages as a result of a material breach of this Agreement by Durect, including any failure by Durect to pay any Damages for which it is obligated under Section 11, Endo may set-off such damages without limit against Royalties and/or any other payment owing to Durect under this Section 5.

6	PAYMENTS AND REPORTS

6.1	Payments: Beginning [***] days after the end of the calendar quarter in which the First Launch is made and for each calendar quarter thereafter (no later than [***] days after the end of such calendar quarter), Endo shall submit a statement to Durect that shall set forth the amount of Net Sales in the Licensed Territory during such quarter and the calculation of Royalties due on such Net Sales for such quarter and, if applicable Profits due for such quarter. Each such statement shall be accompanied by the payment, if any, due to Durect.

6.2	Mode of Payment: Endo shall make all payments required under this Agreement by wire transfer (at Durect’s expense for such wire transfer fees) to any account specified by Durect or as otherwise directed by Durect from time to time in U.S. Dollars.

6.3	Records Retention: Endo and Durect and their respective Affiliates, Sublicensees and licensees, as applicable, shall keep complete and accurate records pertaining to the sale and development of the Product, and if applicable, [***] and Endo Generic, and the calculation of Net Sales, and if applicable Profits, in the Licensed Territory for a period of two calendar years after the year in which such records were generated, and in sufficient detail to permit the Parties to confirm the accuracy of each of the foregoing.

6.4

Audit Request: During the term of this Agreement and for a period of [***] years thereafter, at the request and expense of either Party (the “Auditing Party”), Durect and its Affiliates (in the case of a request by Endo) or Endo and its Affiliates and Sublicensees (in the case of a request by Durect) (the “Audited Party”) shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable notice but not more often than once each calendar year, to examine such records pertaining to the period ending two

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

years before the date of such notice as may be necessary to determine the correctness of any report or payment made under this Agreement or obtain information as to the determination of Net Sales, Royalties, Profits and development costs payable for any calendar quarter. Results of any such examination shall be made available to all Parties except that said independent, certified public accountant shall verify to the Auditing Party such amounts and shall disclose no other information revealed in such audit.

6.5	Cost of Audit: The Auditing Party shall bear the full cost of the performance of any audit requested by the Auditing Party except as hereinafter set forth. If, as a result of any inspection of the books and records of the Audited Party, it is shown that payments made by the Audited Party to the Auditing Party under this Agreement were less than the amount that should have been paid, then, subject to Section 6.6, the Audited Party shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within [***] days after the Auditing Party’s demand therefor. Furthermore, if the payments made were less than [***]% of the amount that should have been paid during any calendar year, the Audited Party shall also reimburse the Auditing Party for the reasonable costs of such audit up to $[***]. In the event that the audit shows that an overpayment has been made by Endo, subject to Section 6.6, such amounts shall be deducted from Royalties owed to Durect and/or any other payment owing to Durect under Section 5. If such overpayment amounts have not been settled by such deductions from Royalties and/or any other payment owing to Durect under this Section 5 within one year from the date originally overpaid, then Durect shall promptly make all payments required to be made to Endo to eliminate any such overpayment. In the event that the audit shows that an overpayment has been made by Durect, subject to Section 6.6, Endo shall make all payments required to be made to eliminate any overpayment within [***] days after Durect’s demand therefore.

6.6	Resolution of Dispute as to Audit: Notwithstanding anything in Section 6.5 to the contrary, in the event that the Parties do not agree on the amount of overpayment or underpayment within [***] days, each Party shall select an independent public accounting firm (and each Party shall pay the costs of its own accounting firm), which shall meet and discuss the amount in dispute and other related matters within [***] days thereafter. If such independent public accounting firms cannot agree on a resolution mutually agreeable to the Parties, such independent public accounting firms shall, within [***] days after such selection, appoint a third independent public accounting firm which shall resolve the issue within [***] days after its selection, and the Parties shall equally share the costs of such accounting firm. The recommendation of the third independent public accounting firm shall be final and binding upon the Parties. A judgment on such firm’s disposition may be entered in any court having jurisdiction over the Parties. Notwithstanding anything to the contrary herein, the resolution of any dispute under this Section 6.6 shall be made under this Section 6.6 instead and in lieu of Section 13.13. The preceding sentence shall not preclude the application of Section 13.13 to any contract interpretation issue (as compared to an accounting issue which would be precluded from determination under Section 13.13).

7	MANUFACTURE

7.1	Responsibility: Endo shall have responsibility at its own cost to use Commercially Reasonable Efforts to manufacture the Product in compliance with the terms and conditions of this Agreement.

7.2	Technology Transfer:

(a)

Durect shall use Commercially Reasonable Efforts to provide in a timely manner such of its Manufacturing Technology as may be reasonably necessary to enable Endo or a Third Party contract manufacturing organization (“CMO”) selected by Endo to manufacture the Product for sale in the Licensed Territory, and shall use Commercially Reasonable Efforts to provide technical assistance to enable the use of such Manufacturing Technology to manufacture the Product, as further detailed in a technology transfer plan to be developed by Endo with input from Durect no later than [***] days after the Effective Date (the “Technology Transfer Plan”), provided that the time period in which Endo prepares the Technology Transfer Plan may exceed [***] if Endo in good faith requires additional time. Endo shall reimburse Durect for reasonable out-of-pocket costs and expenses incurred in providing the Manufacturing Technology and technical assistance,

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such as costs for travel and lodging, if such costs and expenses are pre-approved by Endo. Durect shall be reimbursed by Endo on a monthly basis, within [***] days of receipt of an invoice setting forth such out-of-pocket costs and expenses.

(b)	At such time as Durect shall desire to commence manufacturing of the Product intended for the Durect Territory, Endo shall use Commercially Reasonable Efforts to provide or cause its Affiliate or Third Party CMO to provide in a timely manner such Manufacturing Technology in the Control of Endo or its Affiliate as may be reasonably necessary to enable Durect or its Third Party CMO to manufacture the Product for sale in the Durect Territory, and shall use Commercially Reasonable Efforts to provide technical assistance to enable the use of such Manufacturing Technology to manufacture the Product, all to the extent set forth in a technology transfer plan reasonably agreed to by Endo. Durect shall reimburse Endo for reasonable out-of-pocket costs and expenses incurred in providing the Manufacturing Technology and technical assistance, such as costs for travel and lodging, if such costs and expenses are pre-approved by Durect. Endo shall be reimbursed by Durect on a monthly basis, within [***] days of receipt of an invoice setting forth such out-of-pocket costs and expenses.

7.3	Manufacturing Development: Pursuant to the Development Plan and using Commercially Reasonable Efforts, Endo shall at its own cost carry out scale-up and validation procedures for the manufacture of commercial quantities of the Product and conduct such other manufacturing development work as is necessary to manufacture and package commercial quantities of the Product, including stability studies. All such activities shall be conducted in accordance with applicable GMP.

7.4	Clinical Supply: Durect shall provide to Endo [***] its existing supply of the Product (and placebo product). Upon Endo’s request and subject to separate written agreement, Durect shall use Commercially Reasonable Efforts to supply Endo with any additionally required packaged quantities of the Product (and placebo product) for Clinical Trials through Phase II at Durect’s actual, documented, fully allocated manufacturing cost plus [***]. To the extent required under applicable law, any Product so supplied shall be produced in accordance with applicable GMP.

7.5	Commercial Supply in Licensed Territory: Endo shall have sole responsibility (including complete decision making authority and discretion) to manufacture or have manufactured Product for the development, use, sale or promotion of the Product in the Licensed Territory, and shall maintain or arrange for sufficient manufacturing capacity to meet the reasonably anticipated market demand for the Product in the Licensed Territory.

7.6	Third Party Manufacturers. In the event Endo contracts with any Third Party CMO to supply any of its Product requirements, Endo shall not restrict such Third Party CMO from also supplying the Product to Durect for use and sale in the Durect Territory; provided, however, Endo may require such Third Party CMO to supply Endo in priority over the obligation of such Third Party CMO to supply Durect.

7.7	Withdrawals: If (a) Endo is required by any regulatory authority to withdraw the Product in one or more countries in the Licensed Territory, or (b) due to safety concerns Endo withdraws the Product from any country in the Licensed Territory, or (c) the Parties mutually agree to withdraw the Product from any country in the Licensed Territory, Endo shall be responsible for withdrawing the Product on a country-by-country basis from the Licensed Territory. Any withdrawal of the Product from the Durect Territory shall be the sole responsibility and discretion of Durect and its licensees. In the event of a Product withdrawal in the Licensed Territory, Endo shall immediately cease the sale of the Product, and shall carry out any necessary recall and take such other actions as may reasonably be required to comply with applicable laws or customary industry practices. Except to the extent such withdrawal arose out of any breach of this Agreement or a breach by a Party of any agreement relating to the supply of the Product, neither Party shall have any liability to the other Party as a result of any such withdrawal of the Product. Voluntary withdrawals under clauses (b) and (c) above shall be evaluated on a country-by-country basis, and each Party’s obligations under this Section 7.7 shall be discharged on a country-by-country basis.

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8	INTELLECTUAL PROPERTY

8.1	Trademarks:

(a)	Endo shall have the right to select, after consideration of Durect’s views but at the sole discretion of Endo, and shall register and maintain, at its expense, such Product Trademarks as shall be used for the promotion, marketing and sale of the Product in the Licensed Territory. Endo shall own such Product Trademarks and all goodwill associated therewith.

(b)	Durect agrees to notify Endo in writing of any unauthorized use of the Product Trademarks by Third Parties promptly as such use comes to Durect’s attention.

(c)	To the extent permitted by law, all labeling and packaging for the Product to be marketed, distributed or sold in any country in the Licensed Territory shall contain Durect’s name and logo in a size and location determined by Endo and reasonably acceptable to Durect and all patent markings and notices as may be applicable.

8.2	Ownership of Collaboration Inventions:

Subject to the terms hereof, including the licenses and other rights granted hereunder, all Collaboration Inventions shall be owned as follows:

(a)	Durect shall own the entire right, title and interest in and to all Collaboration Inventions (including all patents and other intellectual property rights relating thereto) that relate exclusively to the Product (including components thereof, its composition or formulation, or method of manufacture or use), without regard to inventorship.

(b)	In addition to Section 8.2(a) above, Durect shall own the entire right, title and interest in and to all Collaboration Inventions (including all patents and other intellectual property rights relating thereto) made solely by its employees and/or Third Parties acting on behalf of Durect in the performance of the Development Plan and other activities undertaken by it under this Agreement.

(c)	Endo shall own the entire right, title and interest in and to all Collaboration Inventions (including all patents and other intellectual property rights relating thereto) that do not relate exclusively to the Product (including components thereof, its composition or formulation, or method of manufacture or use) so long as such inventions are made solely by its employees and/or Third Parties acting on behalf of Endo in the performance of the Development Plan and other activities undertaken by it under this Agreement (each such Collaboration Invention, an “Endo Collaboration Invention”). Endo hereby grants to Durect an exclusive, irrevocable, perpetual, royalty-free, paid-up license to develop, make or have made, use, sell, offer for sale, market and promote in the Durect Territory each Endo Collaboration Invention solely for use with respect to the Product.

(d)

Subject to Section 8.2(a) above, the Parties shall jointly own all Joint Inventions (as defined below) and, subject to the rights granted each Party under this Agreement and except as otherwise specifically provided under this Agreement, each Party may make, use, sell, keep, license or assign its interest in Joint Inventions and otherwise undertake all activities a sole owner might undertake with respect to such Joint Inventions, without the consent of and without accounting to the other Party. “Joint Invention” means a Collaboration Invention for which both: (i) one or more employees, consultants or agents of Durect or any other persons obligated to assign such Collaboration Invention to Durect; and (ii) one or more employees, consultants or agents of Endo or any other persons obligated to assign such Collaboration Invention to Endo, are joint inventors of such Collaboration Invention. The term “joint inventors,” as it applies generally to

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Collaboration Inventions, shall be construed in accordance with how that term is used pursuant to United States patent law.

(e)	Subject to appropriate confidentiality undertakings, each Party shall notify the other Party promptly after the completion of invention disclosure statements (or similar type of internal process employed by such Party for recording or recognizing inventions) for each Collaboration Invention (or, if any provisional or other patent application is filed claiming such invention, promptly upon such filing), and shall provide a copy of written documentation of the Collaboration Invention suitable to describe the invention and identify any inventors participating in the invention (or, if any patent application is filed, a full and complete copy of the documents submitted to the relevant patent office) to the other Party.

(f)	Each Party may use and practice its own Collaboration Inventions in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without an obligation to notify the other Party of such intended use or to pay royalties or other compensation to the other by reason of such use during the term of this Agreement and thereafter unless otherwise provided herein. For the avoidance of doubt, neither Party is granted any license rights to any intellectual property rights of the other Party which may be required for such Party to use a Collaboration Invention, unless otherwise expressly granted herein or as may be necessary to fulfil the intent of this Agreement.

(g)	Each Party shall, at the request of the other Party, execute all assignment documents necessary to perfect the ownership interests in Collaboration Inventions as determined pursuant to this Section 8.2.

8.3	Prosecution of Patents:

(a)	Durect Patents. Durect shall prepare, prosecute and maintain all Durect Patents (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) at Durect’s sole expense and discretion subject to the provisions of this Section 8.3(a). Durect shall furnish Endo with copies of all substantive correspondence relating to Durect Patents to and from patent offices in the Licensed Territory and provide Endo a reasonable time to offer its comments thereon before Durect makes a submission to the relevant patent office, provided that in the event that delay would jeopardize any potential patent right, Durect shall have the right to proceed without awaiting Endo’s comments on any patent application or correspondence. Endo shall offer its comments promptly, and Durect shall use good faith efforts to accommodate such requests of Endo. If Durect determines in its reasonably exercised discretion not to file, prosecute, defend or maintain any patent application (including failing to defend any interference, revocation or opposition proceedings) within the Durect Patents in any country in the Licensed Territory, then Durect shall provide Endo with [***] days’ prior written notice (or such shorter time period that would permit Endo a reasonable opportunity to respond in a timely manner) of such determination, and Endo shall have the right and opportunity to file, prosecute, defend and/or maintain such patent application, at Endo’s sole cost and expense.

(b)

Joint Patents. With respect to the preparation, prosecution and maintenance of patent applications claiming Joint Inventions (“Joint Patents”), Endo shall take such actions as are necessary or appropriate to procure, prosecute and maintain patents with respect thereto (including any issuance, reissuance or reexamination thereof and the defense of any interference, revocation or opposition proceedings related thereto) at Endo’s sole expense and discretion, subject to the provisions of this Section 8.3(b); provided, that all such patent applications and patents shall be owned jointly. Endo shall furnish Durect with copies of such Joint Patents and any substantive correspondence relating to such Joint Inventions to and from patent offices throughout the Territory and permit Durect to offer its comments thereon before Endo makes any submission or response to a patent office. Endo will inform Durect of the countries in which it intends to file patent applications. Durect shall offer its comments promptly, including any request that the

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patents be filed in additional countries; provided, that Endo shall determine the appropriate action after considering in good faith any comments or requests from Durect, and further provided that in the event that delay would jeopardize any potential patent right, Endo shall have the right to proceed without awaiting Durect’s comments. If Endo determines in its sole discretion not to file, prosecute, defend or maintain any patent application (including failing to defend any interference, revocation or opposition proceedings) within the Joint Patents in any country, then Endo shall provide Durect with [***] days’ prior written notice (or such shorter time period that would permit Durect a reasonable opportunity to respond in a timely manner) of such determination, and Durect shall have the right and opportunity to file, prosecute, defend and/or maintain such patent application on behalf of the Parties at Durect’s sole cost and expense.

(c)	Endo Patents. Endo shall prepare, prosecute and maintain all Endo Patents relating to the Product (including their issuance, reissuance, reexamination and the defense of any interference, revocation or opposition proceedings) at Endo’s sole expense and discretion subject to the provisions of this Section 8.3(c). Endo shall furnish Durect with copies of all substantive correspondence relating to Endo Patents to and from patent offices and provide Durect a reasonable time to offer its comments thereon before Endo makes a submission or files a response to a patent office, provided that in the event that delay would jeopardize any potential patent right, Endo shall have the right to proceed without awaiting Durect’s comments on any patent application or correspondence. Durect shall offer its comments promptly and Endo shall use good faith efforts to accommodate such requests of Durect. If Endo determines in its reasonably exercised discretion not to file, prosecute, defend or maintain any patent application (including failing to defend any interference, revocation or opposition proceedings) within the Endo Patents in any country in the Territory, then Endo shall provide Durect with [***] days’ prior written notice (or such shorter time period that would permit Durect a reasonable opportunity to respond in a timely manner) of such determination, and Durect shall have the right and opportunity to file, prosecute, defend and/or maintain such patent application, at Durect’s sole cost and expense.

(d)	Each Party shall, at the reasonable request of the other Party, execute all lawful papers, all divisional, continuing, reissue and foreign applications, make all rightful oaths and take such other actions as may be reasonably requested by the other Party in conjunction with prosecution of patents and to aid in obtaining the proper protection of inventions pursuant to this Section 8.3.

8.4	Patent Term Extensions: The Parties shall notify each other of the issuance of each patent included within the Durect, Endo and Joint Patents where a patent term extension, adjustment or restoration, or supplementary protection certificate (an “SPC,” and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) is possible in the Licensed Territory, giving the date of issue and patent number for each such patent. Endo shall use Commercially Reasonable Efforts to obtain all available Patent Term Extensions of such Durect, Endo or Joint Patents (including those available under the Hatch-Waxman Act). Durect shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Endo to obtain such Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever applicable to such Durect, Endo or Joint Patents. If in any country in the Licensed Territory Endo has an option to extend the patent term for only one of several patents, Endo will consult with Durect before making the election. If more than one Durect, Endo or Joint Patent is eligible for Patent Term Extension in the Licensed Territory, the Parties shall agree upon a strategy that will maximize patent protection for the Product. All filings for such Patent Term Extensions in the Licensed Territory shall be made by Endo at its sole cost and expense; provided, that in the event that Endo elects not to file for a Patent Term Extension in the Licensed Territory, Endo shall (a) promptly inform Durect of its intention not to file and (b) grant Durect the right to file for such Patent Term Extension.

8.5	Patent Certifications:

(a)	To the extent required or permitted by law, Endo shall use its Commercially Reasonable Efforts to maintain with the applicable regulatory authorities in the Licensed Territory during the term of this

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Agreement correct and complete listings of applicable patents relating to the Product, including all so called “Orange Book” listings required under the Hatch-Waxman Act.

(b)	In the event either Party receives notice that a Third Party has filed a paragraph IV certification relating to the Product pursuant to 21 U.S.C. 355(j)(2)(A)(vii)(IV) of the Hatch/Waxman Act (or any successor statute), such Party shall immediately notify the other Party in writing of such notice. Endo shall have the first right, but not the duty, to institute a patent infringement action against such Third Party. In such instance, Endo may, if necessary, institute such an action in Durect’s name. Endo shall consider in good faith all comments provided by Durect within the [***] day period following Durect’s receipt of such notice from Endo; provided that Endo shall have the sole discretion and authority to exercise its first right to institute such a patent infringement action; however, Endo may not enter into any settlement, consent judgment or other voluntary final disposition of such action that adversely affects any Durect Patent without the prior written consent of Durect. If Endo determines not to institute an infringement proceeding against such Third Party, Endo shall so notify Durect at least [***] days before the expiration of the period within which a patent holder may bring an action for infringement against such Third Party, and give Durect a reasonable period of time to take action with respect to Durect’s right set forth in the following sentence. Durect shall then have the right, but not the duty, to institute such an infringement action against such Third Party, and to the extent necessary, Endo shall assign to Durect its cause of action for infringement of any Endo Patent against such Third Party; provided that Durect may not enter into any settlement, consent judgment or other voluntary final disposition of such action that adversely affects any Endo Patent without the prior written consent of Endo. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement action and shall otherwise cooperate in the institution and prosecution of such action. Each Party prosecuting any such infringement action shall keep the other Party reasonably informed as to the status of such action. Any award paid by a Third Party as a result of such an infringement action (whether by way of settlement or otherwise) shall be allocated in the same manner as provided in Section 8.6(g).

8.6	Enforcement of Patent Rights:

(a)	Other than as provided in Section 8.5, in the event that either Endo or Durect becomes aware of any product that is or is intended to be made, used, or sold in the Licensed Territory that it believes to (i) infringe Durect Patents, Endo Patents or Joint Patents, or (ii) constitute a misappropriation of Durect Know-How or Endo Know-How, such Party will promptly advise the other Party of all the relevant facts and circumstances known by it in connection with the infringement or misappropriation. Endo and Durect shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action as provided in this Section 8.6 by either or both Parties, to terminate any such infringement or address and rectify such misappropriation. The Party Controlling (or whose Affiliate Controls) the Know-How that is the subject of such misappropriation claim shall have the sole right to assert and control any claim in respect thereof. If a Party asserts any such claim, it shall coordinate the commencement and conduct of any legal proceeding in respect thereof with the other Party and consult with such other Party, if such other Party has any right to enforce any claim of patent infringement in respect of the same or similar matter against the same Third Party.

(b)

Durect shall have the first option at its own cost to initiate, prosecute and control the enforcement of any of the Durect Patents against infringement by a Third Party in the Licensed Territory through the marketing or sale of a product that the Parties reasonably agree is directly competing with the Product. Durect shall also have the first option at its own cost and for its own benefit to

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initiate, prosecute and control the enforcement of any of the Joint Patents against infringement by a Third Party in the Durect Territory.

(c)	Endo shall have the right at its own cost and for its own benefit to initiate, prosecute and control the enforcement of the Joint Patents and Endo Patents against the infringement by a Third Party in the Licensed Territory through the marketing or sale of a product that the Parties reasonably agree is directly competing with the Product, and if Durect does not initiate proceedings pursuant to Section 8.6(b) above within [***] days of being requested in writing to do so by Endo, the Durect Patents. Durect shall have the sole right at its own cost and for its own benefit to initiate, prosecute and control the enforcement of the Durect Patents against all other infringement. Endo shall have the sole right at its own cost and for its own benefit to initiate, prosecute and control the enforcement of the Endo Patents against all other infringement.

(d)	The Party prosecuting the infringement will control the litigation and will bear all the costs and legal expenses (including court costs and legal fees and expenses), including settlement thereof; provided, that no settlement or consent judgment or other voluntary final disposition of any infringement action brought by a Party pursuant to this Section 8.6 may be entered into without the prior written consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity of any of the other Party’s Patents or Joint Patents or otherwise significantly adversely affect the rights of the other Party to this Agreement. Endo may not grant any rights under any Durect Patents or, to the extent not otherwise permitted hereunder, any Joint Patents, including a license or covenant not to sue, without Durect’s prior written consent. Durect shall not grant any rights under any Joint Patents to the extent not otherwise permitted hereunder, including any covenant not to sue, without Endo’s prior written consent. For any such action to terminate any such infringement, in the event that either Party is unable to initiate or prosecute such action solely in its own name or it is otherwise advisable to obtain an effective remedy, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the enforcing Party to initiate litigation to prosecute and maintain such action. Each Party shall at its own expense promptly give to the Party bringing such infringement proceedings such reasonable assistance as the Party bringing the action may reasonably request. The Party undertaking any proceedings shall keep the other reasonably informed of the progress of the action and shall consider the comments and observations of the other in prosecuting the proceedings.

(e)	Other than as provided for in Section 8.5, Durect shall defend and control any action initiated by a Third Party (or any counterclaim or defense asserted in any other action) in the Licensed Territory alleging invalidity or unenforceability of any Durect Patents at its sole expense and its sole discretion, including the right to settle any such action, unless such settlement would require Endo to be subject to an injunction or would restrict the claims in or admit any invalidity of any of the Durect Patents or significantly adversely affect the rights of Endo under this Agreement. If Durect fails to defend any such action initiated by a Third Party (or any counterclaim or defense asserted in any other action) within [***] days of notice from such Third Party (or such shorter time period that would permit Endo a reasonable opportunity to respond in a timely manner), Endo shall thereafter have the right to defend and control any such invalidity action, counterclaim or defense in the Licensed Territory.

(f)

Endo shall defend and control any action initiated by a Third Party (or any counterclaim or defense asserted in any other action) in the Licensed Territory alleging invalidity or unenforceability of any Endo Patents or Joint Patents at its sole expense and its sole discretion, including the right to settle any such action, unless such settlement would require Durect to be subject to an injunction or would restrict the claims in or admit any invalidity of any of the Endo Patents or Joint Patents or significantly adversely affect the rights of Durect under this Agreement. If Endo fails to defend any such action initiated by a Third Party (or any counterclaim or defense asserted in any other action) within [***] days of notice from such Third Party (or such shorter time period that would permit Durect a reasonable opportunity to respond in a timely manner),

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Durect shall thereafter have the right to defend and control any such invalidity action, counterclaim or defense in the Licensed Territory.

(g)	Any recovery obtained as a result of an infringement action brought under this Section 8.6, whether by judgment, award, decree or settlement, will first be applied to reimbursement of each Party’s out-of-pocket costs and expenses in bringing such suit or proceeding, and any remaining balance will be distributed as follows:

(i)	if Endo has instituted and maintained such action alone, [***];

(ii)	if Durect has instituted and maintained such action alone, [***]; or

(iii)	if the Parties have cooperated in instituting and maintaining such action, [***].

(h)	A Party with knowledge that the other Party intends to enforce a Joint Patent against a Third Party will not grant a license under such Joint Patent to such Third Party.

8.7	Patent Infringement Claims:

(a)	Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any patents or misappropriation of trade secret rights of any Third Party that is threatened, made or brought against either Party by reason of the development, manufacture, use, sale, offer for sale, importation, exportation, license or marketing of the Product by either Party. As between Endo and Durect, Durect shall be solely responsible for defense of all claims, including all related costs and expenses, with respect to alleged infringement or misappropriation by the manufacture, use, sale, offer for sale, exportation and importation of the Product in the Durect Territory, so long as the alleged infringing or misappropriating activity is carried out by or on behalf of Durect, and Endo shall be solely responsible for defense of all claims, including all related costs and expenses, with respect to alleged infringement or misappropriation by the manufacture, use, exportation and importation of the Product in the Durect Territory as permitted under the Agreement so long as the alleged infringing or misappropriating activity is carried out by or on behalf of Endo.

(b)	Subject to the second sentence of this clause (b), in the event of the institution of any suit by a Third Party against either Party for patent infringement involving the development, manufacture, use, sale, offer for sale, importation, exportation, license or marketing of the Product in the Licensed Territory, Endo shall be responsible for the defense of any such suit and, subject to the terms of this Section 8.7, Endo shall control such defense. Durect shall be responsible for the defense and control of any patent infringement action referred to in the first sentence of this clause (b) if the alleged infringing activity is carried out by or on behalf of Durect as permitted under the Agreement. The Party controlling litigation under this clause (b) shall select mutually acceptable legal counsel, regularly consult with the other Party and its counsel to keep them fully informed on the progress and status of the suit, provide copies of all material documents and consider in good faith all comments and suggestions made by the other Party and its counsel. Durect and Endo shall assist one another and cooperate in any such litigation at the other’s request. No settlement, compromise or other disposition of any such proceeding shall be entered into without each Party’s prior written consent, which consent will not be unreasonably withheld.

(c)	Endo shall be responsible for all costs and expenses to defend any suit that it is responsible for under this Section 8.7, including all fees and costs of attorneys, expert witnesses and other out-of-pocket litigation costs and all damages, penalties, court costs, attorney fees and other payments payable to any such Third Party, whether as a result of any judgment, award, settlement or otherwise (such liability, “Patent Litigation Losses”); provided, however, in the event it is determined that such Third Party patent is infringed by:

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(i)	[***], then in such event, Endo may offset [***] of all such Patent Litigation Losses against any Future Payments due to Durect in accordance with Section 5.6(a), provided that any such set-off may not reduce the Royalties to Durect by more than [***] in any calendar quarter; or

(ii)	[***], then in such event, Endo may offset [***] of all such Patent Litigation Losses against Future Payments due to Durect in accordance with Section 5.6(a) provided that any such set-off may not reduce the Royalties to Durect by more than [***] in any calendar quarter.

Subject to claims under Section 10 and subject to Section 12.2(d), Durect’s sole liability and Endo’s exclusive remedy against Durect for any Patent Litigation Losses shall be Endo’s right of offset in accordance with Sections 8.7(c) and 5.6(a).

(d)	In the event a Third Party threatens suit against either Party for patent infringement involving the development, manufacture, use, sale, offer for sale, importation, exportation, license or marketing of the Product in the Licensed Territory, the Parties shall confer with respect to the appropriate course of action, and if they determine that a declaratory action is warranted, then with respect to such action, the provisions of this Section 8.7 shall apply thereto with respect to the prosecution of such action and the defense of any claims asserted in response thereto.

(e)	In the event that either Party becomes aware of a Third Party patent, under which, in the good faith reasonable judgment of such Party, it would be advisable to obtain a license to avoid infringement by the manufacture, use, or sale of the Product in the Licensed Territory, such Party shall promptly notify the other Party. The Parties shall then confer in good faith with respect to the appropriate course of action, and if Endo determines that the procurement of a license is warranted, then subject to this Section 8.7(e), Endo shall have the right to negotiate and obtain such a license and, subject to the terms of this Section 8.7(e) below, Endo shall be solely responsible for all costs and obligations under such license (the “Third Party License Fees”). Endo shall provide Durect with complete copies of the license agreement with such Third Party and other material information in its possession in respect of such technology subject to any confidentiality provisions imposed by such Third Party. Endo shall consult with Durect prior to entering into any such license agreement and provide Durect a reasonable opportunity to provide its views on the need or benefit to obtain such license and the financial and other terms thereof. To the extent requested by Durect to maintain identical Products for sale worldwide, Endo shall attempt in good faith to obtain the right to sublicense or grant a direct license to Durect or its licensees for use of such Third Party technology in the Durect Territory; provided, that Durect or its licensees shall pay all payments allocable to such use and Endo shall have no liability to Durect if, despite its efforts, it does not obtain such rights. Notwithstanding the foregoing, however, in the event that the need for the license is advisable due to:

(i)	[***], then in such event, Endo may offset [***] of all such Third Party License Fees against any Future Payments due to Durect in accordance with Section 5.6(a), provided that any such set-off may not reduce the Royalties to Durect by more than [***] in any calendar quarter; or

(ii)	[***], then in such event, Endo may offset [***] of all such Third Party License Fees against Future Payments due to Durect in accordance with Section 5.6(a) provided that any such set-off may not reduce the Royalties to Durect by more than [***] in any calendar quarter.

If the Parties do not agree upon whether the need for the license is advisable, either Party may submit the matter for resolution pursuant to the Accelerated Arbitration provisions in accordance with Section 13.13(d). Subject to claims under Section 10 and subject to Section 12.2(d), Durect’s sole liability and Endo’s exclusive remedy against Durect for any Third Party License Fees shall be Endo’s right of offset in accordance with Sections 8.7(e) and 5.6(a).

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

9	PUBLICATION; CONFIDENTIALITY

9.1	Notification: The Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, the Parties also recognize the importance of acquiring patent protection and other considerations. Consequently, subject to any applicable laws or regulations obligating any Party to do otherwise, any proposed publication by any Party concerning the subject matter of this Agreement shall comply with this Section 9. All such publications, whether written or oral, shall be prepared in accordance with the publication strategy established by each Party and reviewed by the JEC. At least [***] days before a manuscript is to be submitted to a publisher, the publishing Party will provide the JEC with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the JEC with a summary of such presentation at least [***] days before such oral presentation and, if an abstract is to be published, [***] days before such abstract is to be submitted. Any oral presentation, including any question period, shall not include any Confidential Information belonging to a Party unless such Party agrees in writing to such inclusion in advance of such oral presentation.

9.2	Review: The JEC will review the manuscript, abstract, text or any other material provided to it under Section 9.1 to determine whether patentable subject matter is disclosed and to assess the accuracy of the technical content therein. The JEC will notify the publishing Party within [***] days of receipt of the proposed publication if the JEC, in good faith, determines that patentable subject matter is or may be disclosed, or if the JEC, in good faith, believes Confidential Information is or may be disclosed. If it is determined by the JEC that patent applications should be filed in advance of the proposed publication, the publishing Party shall delay its publication or presentation for a period not to exceed [***] days from the JEC’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the [***]-day period, the JEC will discuss the need for obtaining an extension of the publication delay beyond the [***]-day period. If it is determined in good faith by a Party that Confidential Information or proprietary information of such Party is being disclosed, the Parties shall consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

9.3	Confidentiality: Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for [***] years thereafter, the receiving Party, its Affiliates and its designees shall, and shall ensure that their respective employees, officers, directors and other representatives shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information including all Know-How furnished to it or them by the disclosing Party, its Affiliates or its designees, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had, to the receiving Party’s knowledge, no legal obligation not to disclose such information to others; or (v) was independently generated by the receiving Party without reference to Confidential Information of the disclosing Party (all such information to which none of the foregoing exceptions applies, and the terms of this Agreement, shall be deemed “Confidential Information”). Any and all information and materials, including any and all intellectual property rights therein and thereto, owned by a Party shall constitute Confidential Information of such Party which shall be deemed the disclosing Party with respect to such Confidential Information. Notwithstanding the foregoing, the obligations of confidentiality under this Section 9.3 regarding any Confidential Information relating to or containing a Party’s trade secret that has been suitably identified to the other Party as such shall continue indefinitely so long as the subject trade secret remains as Confidential Information.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

9.4	Exceptions to Obligation: The restrictions contained in Sections 9.3 or 13.7 shall not apply to Confidential Information that: (i) is submitted by the recipient to a governmental authority to obtain Regulatory Approval for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, in connection with consulting, development, manufacturing, external testing, or marketing trials under this Agreement or in connection with a proposed financing transaction, Change of Control of a Party or sale of all or substantially all of the assets of a Party; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the disclosing Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the disclosing Party of such disclosure requirement, and will use all reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

9.5	Limitations on Use: Each Party shall use, and cause each of its Affiliates and its licensees to use, any Confidential Information obtained by such Party from the disclosing Party, its Affiliates or its licensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated by this Agreement.

9.6	Remedies: Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates and/or its licensees from any violation or threatened violation of this Section 9.

10	REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties of the Parties:

Each Party represents and warrants to the other Party that as of the Effective Date:

(a)	Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;

(c)	This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief;

(d)	With the exception of Regulatory Approvals, such Party has obtained, or is not required to obtain, the consent, approval, order, or authorization of any Third Party, or has completed, or is not required to complete, any registration, qualification, designation, declaration or filing with, any governmental entity, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Party pursuant to this Agreement;

(e)

The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

any instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party;

(f)	Each Party has and will continue to have written contracts with all Third Parties (including employees and subcontractors) performing services on its behalf under this Agreement where such services may give rise to the creation of inventions that may be Collaboration Inventions that assign to such Party all Collaboration Inventions and rights therein;

(g)	As of the Effective Date, each Party is in compliance with Section 2.7;

(h)	As of the Effective Date, neither Party knows of any [***].

10.2	Additional Representations and Warranties of Durect:

Durect hereby further represents and warrants to Endo that as of the Effective Date:

(a)	Durect is the sole owner of all of the Durect Technology in existence on the Effective Date and has the exclusive right to grant to Endo the rights granted under this Agreement (including the right to commercialize the Product). To the knowledge of Durect, all of the Durect Patents are valid, in full force and effect and have been maintained to date, and are not the subject of any interference or opposition proceedings;

(b)	To the knowledge of Durect, the manufacture, use or commercialization of Formulation C, the method of manufacture or use thereof and the Durect Technology embodied therein, in each case, as of the Effective Date will not infringe or otherwise violate any intellectual property right or trademark of any Third Party, and Durect is not aware of any asserted or unasserted claims, interferences, oppositions or demands of any Third Party against the Durect Technology in existence as of the Effective Date;

(c)	Durect has provided Endo, or given Endo access to, true, complete and unredacted copies of (i) all Development Data; and (ii) material agreements (including any letter agreements) between Durect and any licensor, licensee, production or financing partner or other Third Party, including all effective amendments thereto, which material agreements, in any event (A) affect or may affect Endo’s rights under this Agreement, or (B) relate to the Product;

(d)	There are no liens or security interests currently existing on or to the Durect Technology or any proceeds thereof (including any liens or security interest on or to rights underlying the Durect Technology) that could reasonably be expected to adversely affect Endo’s benefits and rights under this Agreement. Durect will not create, incur, or permit to exist on or to any Durect Technology or proceeds thereof, will defend such Durect Technology and proceeds thereof against, and will take such other action as is necessary to remove in respect to such Durect Technology or proceeds thereof, any lien or security interest that could reasonably be expected to adversely affect in any material respect Endo’s benefits and rights under this Agreement. If Durect plans to grant a security interest in the Durect Technology, it shall give advance written notice of such intention to Endo and shall not grant any such security interest that shall adversely affect any rights of Endo under this Agreement; and

(e)

The documentation made available by Durect as requested by Endo in its written due diligence request, dated [***] as part of Endo’s due diligence in connection with entering into this Agreement, to Durect’s knowledge is, in all material respects, true, complete and unredacted

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

(except as expressly noted). Without limiting the generality of the foregoing, all reports and other data summaries provided to Endo by Durect prior to the Effective Date relating to the Preclinical, Non-Clinical and Clinical studies of the Product accurately represent the underlying raw data in all material respects. Durect has provided to, or made available for review by, Endo all reports and data collections containing information about adverse safety issues (including adverse drug experiences) related to the Product of which Durect has knowledge.

10.3	Disclaimer of Other Warranties:

EXCEPT AS SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.4	Survival of Representations:

The representations and warranties set forth in this Agreement shall survive indefinitely.

11	INDEMNIFICATION; INSURANCE

11.1	Indemnification by Durect:

Durect shall indemnify, defend and hold Endo and its Affiliates, and their respective directors, officers, employees and agents (each an “Endo Related Party”) harmless from and against any and all damages, losses, judgments, penalties, fines, settlements, and costs and expenses (including reasonable fees of attorneys and other professionals) (“Damages”) arising out of Third Party claims relating to the Product that result from: (i) any defect in the design or formulation of Formulation C or any other Durect Technology embodied therein as of the Effective Date or any defect in the design or formulation of the Product resulting from changes to the design or formulation negligently made by Durect after the Effective Date except to the extent that such negligence was caused by Endo’s specific direction; (ii) the violation of any Third Party intellectual property rights, other than patent infringement, by Formulation C, the method of manufacture or use thereof or other Durect Technology embodied therein, in each case, as of the Effective Date; (iii) the wrongful promotion or marketing of the Product in the Licensed Territory by Durect, its Affiliates, licensees or designees; (iv) any defect in the manufacture of the Product not related to the design or formulation of the Product and resulting from the use of Manufacturing Technology in existence as of the Effective Date and provided by Durect to Endo under this Agreement; or (v) any other breach by Durect of this Agreement including breach by Durect of its representations and warranties hereunder. Unless expressly limited in this Agreement, any amount owed by Durect to Endo under this Section 11.1 (an “Indemnification Obligation”) shall be payable at Endo’s option upon demand by Endo or set off against payments due to Durect in accordance with Section 5.6(a) or some combination of the foregoing.

11.2	Indemnification by Endo:

Indemnification. Endo shall indemnify, defend and hold Durect and its Affiliates and their respective directors, officers, employees and agents (each a “Durect Related Party”) harmless from and against any and all Damages arising out of Third Party claims relating to the Product that result from: (i) any breach by Endo of this Agreement, including breach by Endo of its representations and warranties hereunder; (ii) the wrongful promotion or marketing of the Product by Endo, its Sublicensees, Affiliates or designees; (iii) any defect in the manufacture of the Product not related to the design or formulation of the Product except to the extent covered in Section 11.1(iv); (iv) any defect in the design or formulation of the Product except to the extent covered in Section 11.1(i); or (v) subject to Sections 5.6(a) and 8.7(c) and (e), the infringement or other violation of any Third Party intellectual property rights arising out of the manufacture, use or commercialization of the Product not covered by Section 11.1(ii).

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

11.3	Shared Liability: If Damages arise out of Third Party claims that are subject to indemnification by Endo under Section 11.2 and also subject to indemnification by Durect under Section 11.1, then the Parties shall indemnify each other to the extent of their respective liability for the Damages. In the event that the Parties cannot agree to their respective indemnity obligations hereunder, a Party shall be free at any time to seek resolution of the respective indemnity obligations of the Parties under this Section 11 pursuant to the provisions set forth in Section 13.13.

11.4	Indemnification Procedure: Upon receipt by the Party seeking indemnification hereunder (an “Indemnified Party”) of notice of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party which might give rise to Damages, the Indemnified Party shall give prompt written notice thereof to the Party from which indemnification is sought (the “Indemnifying Party”) indicating the nature of claim and the basis therefor, provided that the failure to give such prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party or the defense of any such claim is materially prejudiced thereby. The Indemnifying Party shall have the right, at its option, to assume the defense of, at its own expense and by its own counsel, any such claim involving the asserted liability of the Indemnified Party. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall agree to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not, as part of any settlement or other compromise, admit to liability or agree to an injunction without the written consent of the Indemnified Party. Notwithstanding an election by the Indemnifying Party to assume the defense of any claim as set forth above, such Indemnified Party shall have the right (at its own expense if the Indemnifying Party has elected to assume such defense) to employ separate counsel and to participate in the defense of any claim.

11.5	Cost of Enforcement: All costs and expenses incurred by an Indemnified Party in connection with enforcement of its rights under Sections 11.1 and 11.2, as applicable, shall also be reimbursed by the Indemnifying Party promptly after final determination that such Indemnified Party is entitled to such indemnification by the Indemnifying Party.

11.6	LIMITATION ON DAMAGES: IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER PURSUANT TO THE FOREGOING INDEMNIFICATION OBLIGATIONS OR OTHERWISE, FOR SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OWED TO THIRD PARTIES AS A RESULT OF A THIRD PARTY CLAIM.

11.7	Insurance: Each Party shall carry and maintain in full force and effect while this Agreement is in effect reasonable insurance in view of its obligations hereunder but in amounts no less than that specified for each type:

(a)	Comprehensive general liability insurance with combined limits of not less than $[***] per occurrence and $[***] per accident for bodily injury, including death, and property damage;

(b)	Workers’ compensation insurance in the amounts required by the law of the state(s) in which such Party’s workers are located; and

(c)	Products liability insurance with a policy limit of at least $[***] per occurrence and in the aggregate.

Each Party hereto shall name the other Party hereto as an “additional insured” on all policies relating to the insurance described in this Section 11.7. Each Party upon request shall provide the other with evidence of such

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

insurance. Each Party shall provide to the other [***] days’ prior written notice of any proposed cancellation, termination, reduction or change in its coverage.

Endo may fulfil its obligation pursuant to this Section 11.7 by maintaining self-insurance in a manner consistent with the self-insurance programs of similarly situated companies.

12	TERM AND TERMINATION

12.1	Term of Agreement:

This Agreement shall become effective as of the Effective Date and remain in effect until terminated pursuant to other provisions of this Section 12; provided, however, upon the expiration of the Patent Royalty Term, the following provisions of the Agreement shall terminate: (i) second sentence of Section 2.7, and (ii) Sections 3.1-3.7, 4.1, 4.2, 4.4-4.10, 5.1, 5.2, 5.5, 7.1, 7.3, 7.4, 7.5, and 9.2.

12.2	Termination by Endo:

Endo may terminate this Agreement as provided in this Section 12.2:

(a)	Without Cause. Endo may terminate this Agreement without cause upon [***] prior written notice at any time. In such event, during the [***] notice period, Endo shall not be obligated to initiate any Clinical Trial after the date of Endo’s notice of termination pursuant to this subsection 12.2(a).

(b)	Safety. If during the development or commercialization of the Product, the Product becomes subject to a pattern of Serious Adverse Drug Experiences (as defined below) or either Party receives notice from a regulatory authority, independent review committee, data safety monitoring board or another similar Clinical Trial or post-marketing monitoring body alleging significant concern regarding a patient safety issue, in each case which Endo, in good faith, reasonably believes would seriously impact the long-term viability of the Product, Endo shall have the right, upon [***] prior written notice to Durect setting forth the reasons therefor, to have the JEC determine whether or not there exists such serious impact on the long-term viability of the Product and, what if anything, the Parties should do to address the matter. In the event the JEC is unable to reach consensus on resolution of the matter within [***] of the matter being referred to the JEC, Endo may terminate its rights and obligations under this Agreement upon written notice so long as Endo reasonably believes the patient safety issue would seriously impact the long-term viability of the Product. During the period between the giving of the two notices provided in this Section 12.2(b), Endo shall not be obligated to (i) make payment of any milestone payment to Durect as contemplated by Section 5.2 that otherwise would be payable during such period, or (ii) initiate any Clinical Trial after the date of Endo’s first notice pursuant to this subsection 12.2(b). For purposes of this Agreement, a “Serious Adverse Drug Experience” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Drug Experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

(c)

Legal Impediment. If Endo, in good faith, reasonably believes that the application of any law or regulation, or the obtaining of approval of any governmental body with respect to the Product, would seriously impact the long-term viability of the Product, Endo shall have the right to terminate this Agreement upon [***] prior written notice to Durect setting forth the reasons therefor. In such event, during the [***] notice period, Endo shall not be obligated to (i) make payment of any milestone payment to Durect as contemplated by Section 5.2 that otherwise would

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

be payable during such [***] notice period, or (ii) initiate any Clinical Trial after the date of Endo’s notice of termination pursuant to this subsection 12.2(c).

(d)	Injunction. If a Third Party brings an action for patent infringement that results in a final, non-appealable court order enjoining Endo from selling the Product in the Licensed Territory (an “Injunction”), then (i) Endo shall have the right to terminate this Agreement immediately upon written notice to Durect, and (ii) upon such termination of the Agreement, Durect shall pay Endo the amount specified in the following table (the “Termination Payment”).

Date of Issuance of Injunction Relative to First Launch	Termination Payment Amount
Before [***] anniversary of First Launch	$	[	***]
On or after [***] anniversary of First Launch and before [***] anniversary	$	[	***]
On or after [***] anniversary of First Launch	$	[	***]

The Termination Payment shall be payable in [***] quarterly instalments of equal amount (the “Equal Amount”) unless a Cash Contingency, as defined below, occurs. The first instalment shall be due on the first day of the first calendar quarter after Endo’s notice of termination under this Section 12.2(d), and the subsequent instalments shall be due on the first day of each calendar quarter thereafter until the Termination Payment is paid in full. If the Equal Amount exceeds [***] of Durect’s cash on hand at the time an instalment is due (a “Cash Contingency”), then Durect shall pay Endo such amount as equals [***] of its cash on hand at such time (the “[***] Amount”) in lieu of the Equal Amount. Durect shall pay the difference between the [***] Amount and the Equal Amount on the next payment date along with any Equal Amount then due unless a Cash Contingency occurs, in which case Durect shall pay the [***] Amount, and the balance of payments due shall be carried forward to the next payment date in the manner just described until the Termination Payment is paid in full. If Durect does not pay any instalment of the Termination Payment when due other than due to a Cash Contingency as set forth above, Endo may send written notice thereof to Durect, and in the event that Durect does not render payment within [***] days of the receipt of such notice from Endo, Endo may accelerate the payment of the balance of the Termination Payment and require that it be immediately paid in full.

12.3	Termination for Material Breach.

(a)	Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach, and require that the breaching Party cure such breach within [***] days or, in the case of payment defaults, within [***] days, or in the case of a breach that cannot be cured within [***] days, within a reasonable period not exceeding [***] days so long as the breaching party is diligently proceeding to cure such default.

(b)	In the event that a material breach by Endo is not cured within the applicable cure period and without limiting other available remedies, Durect shall have the right to terminate this Agreement upon written notice and all licenses granted by Durect to Endo hereunder shall terminate, subject to the terms of Section 12.3(d).

(c)	In the event that a material breach by Durect is not cured within the applicable cure period and without limiting other available remedies, Endo shall have the right to terminate this Agreement upon written notice, and, at Endo’s option, all licenses granted by Durect to Endo hereunder shall continue in full force and effect, subject to the continuing obligations under Section 5, including to make milestone payments as contemplated by Section 5.2 and Royalties under Section 5.3 (subject to Sections 5.4 and 5.6, which shall continue in effect). Upon such termination by Endo, (i) Durect’s obligations hereunder to provide Know-How and other materials and information to enable the use of such licenses shall continue; and (ii) the provisions of the following sections hereof shall also continue: 1, 2.3, 2.4, 2.5, 2.6, 2.7 (first sentence only), 3.9, 6, 7.7, 8, 9.1, 9.3-9.6, 10, 11, 12.5(a)(ii), 12.5(c), and 13.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

(d)	In the event that Durect terminates this Agreement pursuant to subsection (b) above, and if Durect or any of its licensees elects to commercialize the Product itself, Durect shall pay a royalty to Endo on Durect’s net sales of the Product in the Licensed Territory determined as follows: Durect shall pay Endo a royalty of [***]% of the net sales of the Product sold by Durect, its Affiliates or licensees until [***]; provided, however, notwithstanding the foregoing, if Endo has successfully filed an NDA with respect to Product as of the effective date of the termination, Durect shall continue to pay the royalty for any remaining portion of the Patent Royalty Term at a royalty rate based on [***]% of the applicable royalty rate determined in accordance with the chart in Section 5.3 after any royalty reductions permitted under Section 5 (where Durect is substituted for Endo).

12.4	Termination in Connection with Bankruptcy. Either Party may terminate this Agreement effective immediately in the event that the other Party (i) has become insolvent or has been dissolved or liquidated, filed or has filed against it, a petition, case or other proceeding under Title 11 of the United Stated Code, 11 U.S.C. §§ 101-1330, as it may be amended from time to time, any successor statute or any applicable state or foreign laws relating to bankruptcy, dissolution, liquidation, winding up or reorganization, and such petition, case or proceeding if filed against it is not dismissed within 60 days of the filing; (ii) makes a general assignment for the benefit of creditors; or (iii) has a receiver, custodian, trustee or other Person exercising similar functions appointed for all or substantially all of its assets.

12.5	Effect of Termination:

(a)	Upon termination of this Agreement by a Party:

(i)	all licenses granted by Durect to Endo shall terminate (including all rights to use any Durect Technology), except that in the event this Agreement is terminated by Endo under Section 12.3(c) or Section 12.4, the licenses granted by Durect hereunder shall continue in full force and effect;

(ii)	without limiting clause (v) below, all licenses and rights granted to Durect under Section 3.8(b) shall continue;

(iii)	unless this Agreement is terminated by Endo under Section 12.3(c) or Section 12.4, Endo shall or shall cause its Affiliates and Sublicensees, if any, to assign to Durect all Collaboration Inventions, Development Data, regulatory filings, Regulatory Approvals, Know-How, Manufacturing Technology, Product Trademarks (and goodwill associated therewith) and other Endo Technology (including related Endo Patents and Joint Patents) Controlled by Endo or its Affiliates and Sublicensees, if any, as applicable, that directly and solely relate to the development, manufacturing, use or sale of the Product (collectively, the “Product Material”); provided that if such Product Material is not solely related to, but is necessary for, the development, manufacture, use or sale of the Product, then Endo or its Affiliate, as applicable, shall not assign such Product Material to Durect, but instead Endo shall or shall cause its Affiliate and Sublicensees, if any, to grant to Durect an exclusive, worldwide, perpetual, irrevocable, royalty free license (with right to sublicense) to develop, manufacture, sell and use such Product Material solely for purposes of development, manufacture, use or sale of the Product;

(iv)	except for a termination pursuant to Sections 12.2(b) or (c) or (d), or by Endo under Section 12.3(c) or Section 12.4, Endo shall continue during the notice period before termination becomes effective (or if reasonably practicable and agreed to by Endo at such time, allow Durect or its clinical research organization (“CRO”) to continue, at Endo’s cost) any ongoing Clinical Trial for which Endo has responsibility and in which patient dosing has commenced;

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(v)	except (A) for a termination pursuant to Sections 12.2(b) or (c), or by Endo under Section 12.3(c) or Section 12.4, or (B) if prohibited under the terms of an Injunction, if Endo has manufactured, or has had manufactured the Product for Clinical Trial, Endo at its option shall either transition the manufacturing process to Durect or a mutually agreed Third Party contract manufacturer or supply the Product to Durect; provided, that if Endo chooses to transition the manufacturing process to Durect or a mutually agreed Third Party contract manufacturer, Endo will continue to supply the Product until the completion of the transition and associated regulatory approvals have been received, but in no event for a period exceeding [***] years from the date of termination, and further provided that during any period in which Endo continues to supply the Product to Durect, Durect shall pay Endo therefor Endo’s documented, fully allocated cost to supply the Product plus [***]; and

(vi)	except (A) for a termination pursuant to Sections 12.2(b) or (c) or by Endo under Section 12.3(c) or Section 12.4, or (B) if prohibited under the terms of an Injunction, Endo will cooperate in any reasonable manner requested by Durect to achieve a smooth transition of the development, manufacturing, marketing and sales of the Product to Durect or its licensees in the Licensed Territory, provided that unless such termination is by Durect under Section 12.3(b) Durect shall reimburse Endo for its out-of-pocket expenses in connection therewith.

(b)	Upon termination of this Agreement by Endo pursuant to Sections 12.2(b) or (c) or (d), Durect shall indemnify, defend and hold harmless the Endo Related Parties against any and all Damages incurred or suffered by any Endo Related Party, or with which any of them may be faced, to the extent arising out of or caused by the manufacture, distribution, marketing, promotion, sale or other use of the Product by or on behalf of Durect or its Affiliates or licensees after the effective date of the termination.

(c)	Nature of Licenses. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of 11 U.S.C. § 365(n), licenses of rights to “intellectual property” as defined under 11 U.S.C. § 101(35A). The Parties agree that Endo and Durect, each as a licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights, including any right to enforce any exclusivity provision of this Agreement, remedies, and elections under any bankruptcy law. To the fullest extent permitted by law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor Party, the licensee Party shall be entitled to all applicable rights under 11 U.S.C. § 365(n) or similar provision of any other bankruptcy law, including copies and access to, as appropriate, any such intellectual property and all embodiments of such intellectual property upon written request therefor by the licensee Party, and such, if not already in its possession, shall be promptly delivered to the licensee Party.

12.6	Termination for Patent Challenge. In the event that Endo or any of its Affiliates or Sublicensees commences or otherwise pursues, directly or indirectly (or voluntarily assists Third Parties to do so, other than as required by law or legal process), any proceeding seeking to have any of the Durect Patents revoked or declared invalid, unpatentable, or unenforceable, Durect may as its sole remedy terminate this Agreement upon written notice to Endo.

12.7	Surviving Provisions. Expiration or any termination of this Agreement shall not release a party from the obligations to make any payments that were due or had accrued immediately prior the effective date of such termination, and the following Sections of this Agreement shall survive any expiration or termination of this Agreement for any reason: (i) Sections 1, 3.8(a), 3.9, 6, 7.7, 8.2, 8.3, 9.1, 9.3-9.6, 10, 11, 12.3(b), (c) and (d), 12.5, 12.7, and 13, (ii) Sections 3.8 (b) and (c) [***] and (iii) 8.7 (with respect to events occurring during the term of this Agreement).

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13	MISCELLANEOUS PROVISIONS

13.1	Relationship of Parties: Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

13.2	Assignment: Neither Party shall assign this Agreement or its rights or obligations hereunder without the express written consent of the other Party hereto, except that either Party may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party to (i) an Affiliate, (ii) any assignee of all or substantially all of its business, or (iii) its successor in the event of its merger, consolidation or involvement in a similar transaction. An assignment or transfer by a Party pursuant to this Section 13.2 shall be binding on its successors or assigns. No such assignment or transfer shall be valid or effective unless done in accordance with this Section 13.2.

13.3	Books and Records: Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with GAAP.

13.4	Further Actions: Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.5	Notice: Any notice, request or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of Durect, to:

Durect Corporation

10240 Bubb Road

Cupertino, CA 95014

Attention: General Counsel

Facsimile No: (408) 777-3577

Telephone No.: (408) 777-1417

In the case of Endo, to:

Endo Pharmaceuticals Inc.

100 Endo Boulevard

Chadds Ford, PA 19317

Attention: General Counsel

Facsimile No: (610) 558-9684

Telephone No.: (610) 558-9800

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the fifth business day after such notice or request was deposited with the U.S. Postal Service.

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13.6	Use of Name: Except as otherwise provided herein, Durect, on the one hand, and Endo on the other hand, shall not have any right, express or implied, to use in any manner the name or other designation of the other or any other trade name, trademark or logos of the other for any purpose.

13.7	Public Announcements; Disclosures: Except as permitted by Section 9 or as required by law, none of the Parties shall make any public announcement or non-confidential disclosure concerning this Agreement anywhere in the world or concerning the Product in the Licensed Field in the Licensed Territory without the prior written approval of the other Party.

13.8	Waiver: A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and except as specifically provided herein none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.9	Counterparts: This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

13.10	Severability: When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.11	Amendment: No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.12	Governing Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles.

13.13	Dispute Resolution:

(a)	The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relate to any Party’s rights or obligations hereunder. In the event of the occurrence of any Dispute (as defined below), either Party may within three years after the act or failure to act giving rise to the Dispute, by written notice to the other, have such Dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within [***] days after such notice is received. If either Party desires to pursue arbitration under paragraph (b) below to resolve any such Dispute, a referral to such executives under this paragraph (a) shall be a mandatory condition precedent. Said designated officers are as follows.

For Durect: President and CEO

For Endo: President and COO

(b)	In the event that they shall be unable to resolve the Dispute by executive mediation within such [***] day period, then the Dispute shall be finally settled by binding arbitration as provided below.

(c)

Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of either Party to perform or comply with any obligation of such Party pursuant to this Agreement or the breach, termination or validity hereof (a “Dispute”), shall be exclusively and finally settled by arbitration under the

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Commercial Arbitration rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), as modified by the terms set forth in this Section 13.13(c):

(i)	The place of arbitration of any Dispute shall be in Wilmington, Delaware. Such arbitration shall be conducted by three arbitrators, one appointed by each of Endo and Durect and the third selected by the party-appointed arbitrators. Each arbitrator shall be neutral and impartial and shall have relevant experience in the pharmaceutical industry. Endo and Durect shall make their respective appointments within [***] business days of receipt by the respondent of a copy of the demand for arbitration. Such party-appointed arbitrators shall select the third arbitrator within [***] business days of the appointment of the second arbitrator. If any arbitrator is not timely appointed, on the request of any Party such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking provisions in the Rules. The arbitrators shall render an award as expeditiously as possible; if practicable, within [***] after the appointment of the third arbitrator.

(ii)	Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Except as provided in Section 11.5, each Party shall pay its own expenses of arbitration, and the fees and expenses of the arbitrators shall be equally shared between Endo and Durect. Any costs or fees (including attorney’s fees and expenses) incident to enforcing the award shall be charged against the Party resisting such enforcement.

(iii)	This Section 13.13(c) shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the Party seeking such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

(d)	Whenever a Dispute is expressly designated in this Agreement as one to be resolved through the Accelerated Arbitration Provisions, then such Dispute shall be finally settled by arbitration under the then current AAA Expedited Procedures applicable to the Rules (“Expedited Rules”) and in accordance with the terms set forth in this Section 13.13(d) (the “Accelerated Arbitration Provisions”):

(i)	The place of arbitration shall be Wilmington, Delaware. Such arbitration shall be conducted by a single neutral and impartial arbitrator agreed upon by the Parties within five days of receipt by respondent of a copy of the demand for arbitration. If the Parties fail to timely agree, on the request of any Party, such arbitrator shall be appointed by the AAA in accordance with the Expedited Rules. The Dispute shall be resolved by submission of documents unless the arbitrator determines (or the Parties agree) that an oral hearing is necessary. The award shall be rendered, if practicable, within [***] days of the appointment of the arbitrator.

(ii)	Any award rendered by the arbitrator shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Except as provided in Section 11.5, each Party shall pay its own expenses of arbitration, and the fees and expenses of the arbitrator shall be equally shared between Endo and Durect. Any costs or fees (including attorney’s fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

***	Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

(iii)	This Section 13.13(d) shall not prohibit a Party from seeking preliminary injunctive relief in aid of arbitration from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the Party seeking such relief. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrator shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrator’s orders to that effect.

13.14	Compliance with Laws: Each Party shall review in good faith and cooperate in taking actions to ensure compliance of this Agreement and the Parties’ activities hereunder with all applicable laws, rules, ordinances, regulations and guidelines. Each Party shall provide the other Party such reasonable assistance as may be required for the Party requesting such assistance to comply with all such laws, rules, ordinances, regulations and guidelines of all governmental entities, bureaus, and agencies having jurisdiction pertaining to this Agreement, including obtaining all import, export and other permits, certificates, licenses or the like required by such laws, rules, ordinances, regulations and guidelines necessary to permit the Parties to perform hereunder and to exercise their respective rights hereunder.

13.15	Force Majeure: Except where expressly provided for herein, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement to the extent that such failure or delay is due to Force Majeure, and without the willful wrongdoing, recklessness or gross negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as causes beyond the reasonable control of the Party, including acts of God; changes in regulations or laws of any government; war; terrorism; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In the event that the ability of Durect or Endo to perform its obligations under this Agreement, as the case may be, shall be so affected, the affected Party shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use Commercially Reasonable Efforts to minimize the duration of any Force Majeure.

13.16	Entire Agreement: This Agreement including schedules and exhibits thereto, the Formulation C Side Letter, the Development Plan, Commercialization Plan, Technology Transfer Plan and safety agreement referred to herein and any co-promotion agreement as referred to herein constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

13.17	Parties in Interest: All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

13.18	No Third Party Beneficiaries: Except for rights and obligations specifically referred to herein that apply to Affiliates, sublicenses or licensees of the Parties, nothing in this Agreement is intended to confer on any Person other than Durect or Endo any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement.

13.19	Descriptive Headings; Certain Terms: The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

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13.20	Fees and Payments: All fees and payments made by one Party to the other under this Agreement shall be deemed non-refundable unless expressly provided to the contrary herein.

13.21	No Implied Licenses: Except as specifically and expressly granted in this Agreement, no rights or licenses to any intellectual property rights are granted by either Party to the other, by implication, estoppel or otherwise, and each Party specifically reserves all its rights with respect to any intellectual property rights not specifically granted hereunder. Furthermore, unless expressly provided otherwise herein, each Party may use and practice its own intellectual property rights, technology and data in any manner not inconsistent with the terms of this Agreement without the consent of the other Party and without obligation to notify the other Party of its intended use.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

DURECT Corporation

By:	/s/ JAMES E. BROWN
	Name:	James E. Brown
	Title:	President and Chief Executive Officer

Endo Pharmaceuticals Inc.

By:	/s/ CAROL A. AMMON
	Name:	Carol A. Ammon
	Title:	Chairman and Chief Executive Officer

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SCHEDULE 1.34

DURECT PATENTS

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